UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
common	stock, $0.01 par value

(2)	Aggregate number of securities to which transaction applies: 3,900,424

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value, solely for purposes of calculating the filing fee, was determined based upon 3,900,424 shares of common stock at $87.17 per share (the average of the high and low sales prices of the common stock of Continental Resources, Inc. as reported on the New York Stock Exchange on March 27, 2012). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying 0.00011460 by the product calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $340,000,000

(5)	Total fee paid: $38,964

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2012

TO THE HOLDERS OF SHARES OF COMMON STOCK:

The 2012 Annual Meeting of Shareholders of Continental Resources, Inc. (the “Company,” “we,” or “us”) will be held at the Cox Convention Center, Meeting Room A/B, 1 Myriad Gardens, Oklahoma City, OK 73102-9219, on June 14, 2012, at 10:00 a.m. C.D.T., for the following purposes:

1.	To elect three members to our Board of Directors to serve until the Annual Meeting of Shareholders in 2015 and until their successors are duly elected and qualified, or until their earlier resignation or removal.

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.

3.	To approve the issuance of shares of our common stock, par value $0.01 per share (“Common Stock”), pursuant to the terms and conditions of the Reorganization and Purchase and Sale Agreement, dated as of March 27, 2012 (the “Purchase and Sale Agreement”), among the Company, Wheatland Oil Inc. and the shareholders of Wheatland Oil Inc., in accordance with Section 312.03(b) of the New York Stock Exchange Listed Company Manual and the requirements of the Purchase and Sale Agreement.

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s bylaws.

Shareholders of record of our Common Stock at the close of business on April 17, 2012 are entitled to notice of, and to vote on all proposals, at the Annual Meeting. A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, during normal business hours at least ten days prior thereto, at our offices located at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to certain of our shareholders over the Internet and to certain others by mail.

It is important your shares be represented and voted at the Annual Meeting whether you plan to attend. Therefore, we urge you to vote your shares as soon as possible. If you received notice of how to access the proxy materials over the Internet and you did not receive a proxy card, or voter information form and other proxy materials from our transfer agent or from your broker, bank, or other nominee record holder, you may vote only online unless you notify us that you would prefer to receive printed materials. If you received a proxy card and other proxy materials from our transfer agent, by mail, you may vote online or by signing and dating the proxy card and returning it in the envelope provided. If you received a voter information form and other proxy materials from your broker, bank or other nominee record holder, by mail, you may vote online, by telephone or by following instructions provided with the received materials regarding how to complete and return the voter information form. If you receive more than one proxy card or voter information form because you own shares that are registered differently, then please vote all of your shares shown on all of your proxy cards or voter information forms following instructions included with each of the individual proxy cards or voter information forms. Voting online or by returning the proxy card or a voter information form will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Eissenstat

Eric S. Eissenstat

Secretary

DATED:             , 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2012

This proxy statement, the accompanying proxy card and our annual report to shareholders are also available on the Internet at https://materials.proxyvote.com/212015

CONTINENTAL RESOURCES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 14, 2012

i

EXECUTIVE COMPENSATION AND OTHER INFORMATION	26

Executive Officers	26
Compensation Discussion and Analysis	28
Insider Trading Policy	34
Summary Compensation Table	35
Grants of Plan Based Awards	36
Outstanding Equity Awards as of December 31, 2011	37
Options Exercised and Restricted Stock Vested During 2011	37
Employee Benefit Plans	38
Defined Contribution Plan	40
Health and Welfare Benefit Programs	40
Payments in the Event of a Change in Control or Termination	40
Indemnification Agreements	42
Risk Assessment Related to our Compensation Structure	42
Compensation Committee Report	43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44

Security Ownership of Certain Beneficial Owners	44
Security Ownership of Directors and Executive Officers	44

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	45

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	46

General	46

Audit Committee Report	46
Audit and Other Fees	47
Attendance at Annual Meeting	47

PROPOSAL 3: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK PURSUANT TO THE TERMS AND CONDITIONS OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MARCH 27, 2012, AMONG THE COMPANY, WHEATLAND AND THE SHAREHOLDERS OF WHEATLAND, IN ACCORDANCE WITH SECTION 312.03(b) OF THE NEW YORK STOCK EXCHANGE LISTED COMPANY MANUAL AND THE REQUIREMENTS OF THE PURCHASE AND SALE AGREEMENT	48

General	48
Vote Required	48
Interests of Certain Persons	49
Information about the Companies	49
The Purchase and Sale Agreement	52
The Registration Rights Agreement	57
Background of the Acquisition	58
Reasons for the Acquisition; Recommendation of the Disinterested Members of the Board	64
Opinion of Evercore to the Special Committee	65
Regulatory and Other Approvals	72
Certain Effects of Proposal 3	72
Consequences of Not Obtaining Shareholder Approval of the Proposal	73
Appraisal Rights	73

ANNUAL REPORT TO SHAREHOLDERS	74

SHAREHOLDERS SHARING THE SAME ADDRESS	74

SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION	74

PROPOSALS OF SHAREHOLDERS	74

OTHER MATTERS	76

WHERE YOU CAN FIND MORE INFORMATION	76

ANNEX A	A-1

ii

PROXY STATEMENT

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

2012 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

When and where is the Annual Meeting?

Our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) will be held at the Cox Convention Center Meeting Room A/B, 1 Myriad Gardens, Oklahoma City, OK 73102-9219, on June 14, 2012, at 10:00 a.m. C.D.T.

Why am I receiving these materials?

This proxy statement, the accompanying proxy card and our annual report were provided to you because our Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about             , 2012, we plan to mail to beneficial owners of shares registered in the name of a broker, bank, dealer or other nominee record holder (who constitute the majority of our shareholders), a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability also instructs shareholders on how to vote online. This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

We intend to mail this proxy statement, the accompanying proxy card and our annual report on or about             , 2012 to shareholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting has been established as of the close of business on April 17, 2012. On that date, we had [—] shares of our common stock, par value $0.01 per share (“Common Stock”), outstanding and eligible to vote.

Shareholder of Record: Shares Registered in Your Name

If on April 17, 2012 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or if you hold shares of our Common Stock pursuant to a restricted stock grant that have not vested, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting, by proxy using the proxy card or over the Internet. Whether you plan to attend the Annual Meeting, we urge you to vote your shares.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee Record Holder

If on April 17, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other nominee record holder, then you are the beneficial owner of shares held in “street name”

and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, dealer or other nominee record holder.

What am I voting on?

There are three proposals scheduled for a vote:

•	Election of three directors to serve until the Annual Meeting of Shareholders in 2015 and until their successors are duly elected and qualified, or until their earlier resignation or removal;

•	Ratification of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm; and

•

Approval of the issuance of shares of our Common Stock, pursuant to the terms and conditions of the Reorganization and Purchase and Sale Agreement, dated as of March 27, 2012 (the “Purchase and Sale Agreement”), among Continental Resources, Inc. (the “Company,” “we,” or “us”), Wheatland Oil Inc. (“Wheatland”) and the shareholders of Wheatland, in accordance with Section 312.03(b) of the New York Stock Exchange Listed Company Manual and the requirements of the Purchase and Sale Agreement (this proposal is referred to herein as the “Wheatland Proposal”).

How do I vote?

You may either vote “For” a nominee to the Board or you may “Withhold Authority” regarding your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, by proxy using the proxy card or over the Internet. Whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote online, please follow the instructions included on your proxy card. If you vote online, you do not need to complete and mail a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other nominee record holder, you should have received either a Notice of Internet Availability containing instructions on how to access our proxy materials and vote online or a voter information form and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions to vote online or by telephone or complete and return the voter information form in accordance with the instructions provided to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other nominee record holder. Follow the instructions from your broker, bank or other nominee record holder included with these proxy materials, or contact your broker, or bank to request a proxy form.

How many votes do I have?

On each proposal to be voted upon, you have one vote for each share of Common Stock you own as of April 17, 2012.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, employees, and agents may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

In addition, we have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies at an estimated cost of $30,000, plus reimbursement for reasonable out-of-pocket expenses.

What does it mean if I receive more than one proxy card or voter information form?

If you receive more than one proxy card or voter information form, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card or voter information form to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•

You may enter a new vote over the Internet or by submitting another properly completed proxy card with a later date. To request a new proxy card, you should call our transfer agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449 or mail a request to our transfer agent at 6201 15th Avenue, Brooklyn, NY 11219.

•	You may send a written notice that you are revoking your proxy to Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Eric S. Eissenstat, Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank, or other nominee record holder, you should follow the instructions provided by your broker, or bank or such nominee record holder.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the issued and outstanding shares entitled to vote are represented by shareholders present at the Annual Meeting or by proxy. On the record date, there were [—] shares issued and outstanding and entitled to vote. Therefore, [—] shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee record holder), or if you vote in person at the Annual Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement and broker non-votes (discussed immediately below) will be counted toward the quorum requirement assuming the broker, bank or other nominee record holder, is entitled to vote the applicable shares on at least one discretionary proposal. If there is no quorum, a majority of the shares entitled to vote at the Annual Meeting may adjourn the Annual Meeting to another date.

What are broker non-votes?

A broker non-vote occurs when the broker, bank or other nominee record holder is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”), because a proposal is not routine and the beneficial owner has not provided any instructions on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine. If a proposal is routine, a broker, bank or other nominee record holder holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the broker, bank or other nominee recorder holder may vote on the proposal only if the beneficial owner has provided voting instructions. If a broker, bank or other nominee record holder does not receive instructions for a non-routine proposal, such entity will return a proxy card without a vote on that proposal, which is usually referred to as a “broker non-vote.” The ratification of Grant Thornton’s appointment is a routine item, but the election of directors and the Wheatland Proposal are not considered routine proposals under applicable NYSE rules.

How may I vote in the election of directors?

In the election of directors you may either vote “For” a nominee or “Withhold” your vote from the nominee.

What vote is required to approve the election of directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting (that is the three director nominees receiving the greatest number of votes cast will be elected). Votes that are “withheld” will not have an effect on the outcome of this vote. Similarly, broker non-votes will not have an effect on the outcome of this vote.

How may I vote in connection with the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm?

In voting on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ended December 31, 2012, you may vote “For” or “Against” the proposal or “Abstain” from voting.

What vote is required to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm?

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm requires that a majority of the shares present in person or represented by proxy and entitled to vote on the matter vote “For” the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote because abstentions are treated as entitled to vote.

How may I vote in connection with the Wheatland Proposal?

In voting on Wheatland Proposal, you may vote “For” or “Against” the proposal or “Abstain” from voting.

Why is shareholder approval needed to approve the issuance of shares of our Common Stock in connection with the Wheatland Proposal?

Section 312.03(b) of the New York Stock Exchange Listed Company Manual requires shareholder approval prior to the issuance of Common Stock to a director, officer or substantial security holder of the Company, if the number of shares of Common Stock exceeds either one percent of the number of shares of Common Stock or one percent of the voting power outstanding before the issuance. In connection with the transaction related to the Wheatland Proposal, we anticipate issuing shares of Common Stock to the shareholders of Wheatland, at the direction of Wheatland, in an aggregate amount exceeding the one percent threshold described above. Wheatland is owned 75% by the Revocable Inter Vivos Trust of Harold G. Hamm (the “Hamm Revocable Trust”), a trust of which Harold G. Hamm, our Chief Executive Officer, Chairman of the Board and principal shareholder is the trustee and sole beneficiary, and 25% by Jeffrey B. Hume, our President and Chief Operating Officer. In addition to the NYSE vote requirement, the Purchase and Sale Agreement requires the affirmative vote of a majority of the issued and outstanding shares held by shareholders other than members of the Company’s Board, the Company’s executive officers, Mr. Hamm and his affiliates, and Mr. Hume and his affiliates.

What vote is required to approve the Wheatland Proposal?

The New York Stock Exchange Listed Company Manual requires the approval by a majority of votes cast on the Wheatland Proposal at the Annual Meeting, provided the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Oklahoma state law requires any proposal submitted to the Company’s shareholders be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

In addition, pursuant to the Purchase and Sale Agreement, the Wheatland Proposal will not be deemed approved if it does not receive the approval of a majority of the issued and outstanding shares held by shareholders other than members of the Company’s Board, the Company’s executive officers, Mr. Hamm and his affiliates, and Mr. Hume and his affiliates (we refer to this vote requirement as the “Unaffiliated Vote Requirement” and these shareholders as the “Excluded Shareholders”).

As of the record date, there were [—] shares of our Common Stock outstanding, of which the Excluded Shareholders may be deemed to beneficially own, in the aggregate, [—] shares. The shares of Common Stock held by the Excluded Shareholders represents, in the aggregate, approximately [—]% of the outstanding shares of our Common Stock, as of the record date. The Hamm Revocable Trust and Mr. Hume have agreed to vote all of the shares of our Common Stock that they beneficially own in favor of the Wheatland Proposal. As a result, because the Hamm Revocable Trust and Mr. Hume beneficially own, in the aggregate, in excess of 50% of all securities entitled to vote on the Wheatland Proposal, the vote required under the NYSE rules and Oklahoma state law will be satisfied.

In order to satisfy the Unaffiliated Vote Requirement under the Purchase and Sale Agreement, an additional approximate [—] shares of Common Stock (representing a majority of the outstanding shares of Common Stock held by shareholders other than the Excluded Shareholders), or approximately [—]% of the outstanding shares of Common Stock, as of the record date, must vote in favor of the Wheatland Proposal. The irrevocable trusts established for the benefit of the children of Mr. Hamm, which as of the record date beneficially own approximately [—]% of the outstanding Common Stock of the Company and over which Mr. Hamm does not possess any voting or investment power, are not considered Excluded Shareholders and, therefore, their vote will be counted towards satisfying the Unaffiliated Vote Requirement.

If you “Abstain” from voting, it will have the same effect as an “Against” vote on the Wheatland Proposal, as abstentions are treated as entitled to vote under state law and NYSE rules. Since the Wheatland Proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote and accordingly, will have no impact on whether the Wheatland Proposal is approved for purposes of Oklahoma state law or the NYSE rules. However, because the Purchase and Sale Agreement contains the Unaffiliated Vote Requirement, a broker non-vote will have the same effect as a vote against the Wheatland Proposal for purposes of the requirements of the Purchase and Sale Agreement.

Why are the disinterested members of the Board recommending that we vote for the Wheatland Proposal?

See the section entitled “Reasons for the Acquisition; Recommendation of the Disinterested Members of the Board” for a discussion of the business reasons why the disinterested members of our Board have unanimously recommended the shareholders approve the Wheatland Proposal. Mr. Hamm was not present at the meeting where the disinterested members of the Board approved the proposed transaction with Wheatland.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR the nominees for director set forth on page 13;

•	FOR the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

The disinterested members of the Board recommend that you vote:

•	FOR the Wheatland Proposal.

Who will serve as the inspector of election at the Annual Meeting?

It is anticipated Eric S. Eissenstat, our Senior Vice President, General Counsel and Secretary will serve as the inspector of election and will tabulate the proxies and ballots at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Annual Meeting.

SUMMARY TERM SHEET FOR WHEATLAND PROPOSAL

This summary highlights selected information from this proxy statement regarding the proposed issuance of shares of our Common Stock to the shareholders of Wheatland pursuant to the terms and conditions of the Purchase and Sale Agreement (see Proposal 3). You are urged to carefully read the entire proxy statement and the other documents referred to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the proposed transaction. See “Where You Can Find More Information” beginning on page 76. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information about the Companies (page 49):

Continental. We are an independent crude oil and natural gas exploration and production company with operations in the North, South and East regions of the United States. The North region consists of properties north of Kansas and west of the Mississippi river and includes North Dakota Bakken, Montana Bakken, the Red River units and the Niobrara play in Colorado and Wyoming. The South region includes Kansas and all properties south of Kansas and west of the Mississippi river including the Anadarko Woodford and Arkoma Woodford plays in Oklahoma. The East region contains properties east of the Mississippi river including the Illinois Basin and the state of Michigan. We were originally formed in 1967 to explore for, develop and produce crude oil and natural gas properties. Through 1989, our activities and growth remained focused primarily in Oklahoma. In 1989, we expanded our activity into the North region. Approximately 71% of our estimated proved reserves as of December 31, 2011 are located in the North region. We are an Oklahoma corporation with principal executive offices at 20 N. Broadway, Oklahoma City, Oklahoma 73102. Our telephone number at that address is (405) 234-9000.

Wheatland. Wheatland is a crude-oil concentrated, independent crude oil and natural gas exploration and production company that participates in several of the Company’s crude oil and natural gas properties located in the states of Mississippi, Montana, North Dakota and Oklahoma. The Wheatland interests generally range from 5% to 10% of the Company’s interests. There is no established public trading market for Wheatland’s common equity. Wheatland is owned 75% by the Hamm Revocable Trust and 25% by our President and Chief Operating Officer, Mr. Jeffrey B. Hume. Wheatland is an Oklahoma corporation with executive offices at 302 N. Independence, Suite 1500, Enid, Oklahoma 73701. Its telephone number at that address is (580) 249-4721.

Purchase and Sale Agreement (page 52):

We have entered into a Purchase and Sale Agreement providing for the acquisition (the “Acquisition”) by us of all of Wheatland’s right, title and interest in and to certain crude oil and natural gas properties and related assets in the States of Mississippi, Montana, North Dakota and Oklahoma (the “Assets”) and the assumption of certain liabilities related thereto. To review the Purchase and Sale Agreement, please see Exhibit No. 2.1 to our Form 8-K filed with the SEC on April 2, 2012.

Purchase Price (page 53):	The purchase price for the Assets consists of $340 million (the “Unadjusted Purchase Price”), subject to customary purchase price adjustments associated with transactions of this nature in the oil and gas industry (the dollar value resulting from such adjustments is referred to herein as the “Adjusted Purchase Price”). At the closing of the transaction contemplated by the Purchase and Sale Agreement, the Adjusted Purchase Price will be paid in shares of Common Stock (referred to herein as the “Wheatland Issuance”). The number of shares of Common Stock to be issued will be determined by dividing the Adjusted Purchase Price by the volume weighted average (rounded to two decimal places) of the daily sale prices for the shares of the Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded and quoted on the New York Stock Exchange ending on and including the date that is ten (10) business days prior to the Annual Meeting (the “Closing Share Price”); provided, however, if (i) the Closing Share Price is $80.00 or less, the Closing Share Price shall be deemed to be $80.00 and (ii) the Closing Share Price is $87.18 or greater, the Closing Share Price shall be deemed to be $87.18. If the Closing Share Price is $80.00 or less, 4,250,000 shares will be issuable in connection with the Unadjusted Purchase Price. If the Closing Share Price is $87.18 or greater, 3,899,977 shares will be issuable in connection with the Unadjusted Purchase Price. Once the adjustments to the Unadjusted Purchase Price are made, the actual amount of the Adjusted Purchase Price could result in the issuance of a number of shares in excess of 4,250,000 or less than 3,899,977 at closing. After closing of the transaction contemplated by the Purchase and Sale Agreement, any further adjustments required by the Purchase and Sale Agreement will be paid in cash, other than adjustments made to reflect the post-closing addition of properties excluded from the Assets at closing due to the inability to obtain consents or the existence of preferential rights in favor of a third party, which will be paid in Common Stock based on the Closing Share Price, and any Common Stock so issued will be deemed part of the Wheatland Issuance for purposes of this proxy statement.

Purchase Price Adjustments (page 53):

The Unadjusted Purchase Price is subject to customary purchase price adjustments associated with transactions of this nature in the oil and gas industry, including, among other adjustments, the following:

•    an adjustment to allocate to the Company the revenues and costs associated with the Assets from 7:00 a.m., Central Time, on January 1, 2012 through the closing of the transaction; and

•    reductions or increases to reflect either the diminution in value of the Assets due to title and environmental defects (net of title benefits and the deductible), casualty losses, exercises of preferential rights to purchase, or failure to obtain material consents or the increase in value of the Assets due to title benefits (net of title and environmental defects and the deductible).

Closing Conditions (page 56):

The Purchase and Sale Agreement contains a number of conditions to the respective obligations of the Company and Wheatland that must be satisfied prior to the closing of the Acquisition, including, but not limited to, the following:

•    approval of the Wheatland Proposal as described under “Questions and Answers About This Proxy Material and Voting – What vote is required to approve the Wheatland Proposal?” above;

•    certain of the representations and warranties contained in the Purchase and Sale Agreement of the Company and Wheatland must be true and correct in all respects and the remainder of the representations and warranties contained in the Purchase and Sale Agreement of the Company and Wheatland must be true and correct in all material respects;

•    the representations and warranties of Wheatland’s shareholders must be true and correct in all respects;

•    absence of any suit, action or other proceeding by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by the Purchase and Sale Agreement, or seeking substantial damages in connection therewith;

•    absence of any injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by the Purchase and Sale Agreement, or granting material damages in connection therewith;

•    the receipt of all material consents and approvals of governmental bodies;

•    the transaction contemplated by the Purchase and Sale Agreement cannot fail to qualify as a reorganization under Section 368 (a)(1)(c) of the Internal Revenue Code of 1986, as amended, as a result of a change of law occurring after the date of the Purchase and Sale Agreement;

•    the absence of casualty losses related to the Assets in excess of $17 million; and

•    performance or compliance in all material respects by the Company and Wheatland with their respective covenants and obligations required by the Purchase and Sale Agreement.

Any condition to the consummation of the Acquisition may be waived in writing by the party to the Purchase and Sale Agreement entitled to the benefit of such condition; provided, however, any waiver of a condition by the Company and any other action or election to be taken by or on behalf of the Company under the Purchase and Sale Agreement shall be reserved and made in the sole discretion of a disinterested and independent committee of the Board formed for the purpose of evaluating the Wheatland Proposal (the “Special Committee”).

Termination Rights (page 57):

If the transaction contemplated in the Purchase and Sale Agreement has not closed on or before August 15, 2012, either the Company or Wheatland may terminate the Purchase and Sale Agreement. The Purchase and Sale Agreement may also be terminated at any time prior to closing by the Special Committee or the Board. If the Purchase and Sale Agreement is terminated it will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the Purchase and Sale Agreement. The Purchase and Sale Agreement does not provide for the payment of a termination fee by any party.

Registration Rights Agreement (page 57):	We have granted the Hamm Revocable Trust and Mr. Hume registration rights for the shares of Common Stock they will receive upon the closing of the Acquisition.
Interests of Certain Persons (page 49):	Wheatland is owned 75% by the Hamm Revocable Trust and 25% by our President and Chief Operating Officer, Mr. Jeffrey B. Hume. The shares issued pursuant to the Wheatland Issuance will be issued, at the direction of Wheatland, to the Hamm Revocable Trust and Mr. Hume, pro rata, based on their ownership of Wheatland’s shares.

Opinion of Evercore (page 65):

On March 26, 2012, Evercore Group L.L.C. (“Evercore”) delivered its oral opinion to the Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated March 26, 2012, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the transaction consideration was fair, from a financial point of view, to us.

The full text of the written opinion of Evercore, dated March 26, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex A to this document and incorporated herein by reference. You are urged to carefully read Evercore’s opinion in its entirety. Evercore’s opinion was directed to the Special Committee and addresses only the fairness, from a financial point of view, of the transaction consideration to us. The opinion does not address any other aspect of the transaction and does not constitute a recommendation to the Special Committee or to any other persons in respect of the transaction, including as to how any holder of Common Stock should vote or act in respect of the transaction. Evercore’s opinion does not address the relative merits of the transaction as compared to other business or financial strategies that might be available to us, nor does it address the underlying business decision to engage in the transaction. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex A.

Consequences of Not Obtaining Shareholder Approval of the Proposal (page 73):

A condition to the completion of the Acquisition is the approval by our shareholders of the Wheatland Issuance as provided in the Purchase and Sale Agreement. If our shareholders do not approve the issuance of such shares as provided herein, then the transaction contemplated by the Purchase and Sale Agreement will not be consummated and the Purchase and Sale Agreement will be terminated without the payment of fees by any party.

Special Committee of the Board (page 58):

On November 2, 2011, our Board, with Mr. Hamm abstaining, passed a resolution forming the Special Committee for the purpose of ensuring the interests of the Company and its non-affiliate shareholders are protected in connection with the transaction underlying the Wheatland Proposal and that such transaction is fair to the Company and its non-affiliate shareholders. The members of our Audit Committee were selected to serve on the Special Committee.

On January 3, 2012, the disinterested members of our Board approved resolutions further describing the authority of the Special Committee in connection with the Wheatland transaction. Mr. Hamm was not present at this meeting. The resolutions gave the Special Committee, to the fullest extent permitted by law, power to oversee, evaluate and negotiate a proposed transaction with Wheatland, to determine not to consider or approve the transaction at all or to consider an alternative to the proposed transaction, on behalf of the Company and its non-affiliate shareholders. In addition, the resolutions gave the Special Committee the authority to require the affirmative vote of a majority of the Company’s non-affiliate shareholders in connection with any vote approving a transaction with Wheatland. Finally, the resolutions provide the Board will not approve or recommend a proposed transaction with Wheatland, or any alternative to the proposed transaction, without the prior affirmative recommendation of the Special Committee.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II, and Class III directors will serve until our annual meetings of shareholders in 2013, 2014 and 2012, respectively. Our Board currently consists of eight members. The Board has nominated and proposes that Lon McCain, Mark E. Monroe and Edward T. Schafer, whose terms as directors expire as of the Annual Meeting, be re-elected as directors, for a term to continue until the 2015 Annual Meeting of Shareholders and until each of their respective successors has been elected and qualified, or until their earlier resignation or removal. Mr. Schafer, who was appointed as a director on November 2, 2011, was recommended to our Nominating/Corporate Governance Committee to serve on our Board by Mr. Hamm.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received by our Board will be voted, in the absence of instructions to the contrary, “For” the re-election of Messrs. McCain, Monroe and Schafer to the Board.

Should a nominee for election to the Board be unable to serve for any reason, the Board may, unless the Board by resolution provides for a lesser number of directors, designate a substitute nominee in which event all proxies received without instructions will be voted for the election of such substitute nominee. However, to the best knowledge of our Board, the named nominees will each serve if elected.

The Board recommends that the shareholders vote “FOR” the re-election of Lon McCain, Mark E. Monroe and Edward T. Schafer to the Board.

The following table outlines certain information about each of the director nominees as well as our other directors as of March 30, 2012:

Name	Age	Director Since	Existing Term Expires
Harold G. Hamm	66	1967	2013
David L. Boren	70	2009	2013
Robert J. Grant	73	2006	2014
Lon McCain	64	2006	2012
John T. McNabb, II	67	2010	2013
Mark E. Monroe	57	2001	2012
H.R. Sanders, Jr.(1).	79	2001	2014
Edward T. Schafer	65	2011	2012

(1)	Mr. Sanders will retire from our Board, effective as of the last day of the month during which the Annual Meeting is held.

Harold G. Hamm has served as Chief Executive Officer and a director since our inception in 1967 and currently serves as Chairman of the Board. In addition, Mr. Hamm served as our President from October 31, 2008 to November 3, 2009. He serves as Chairman of the board of directors of the general partners of Hiland Partners, LP (“Hiland”) and Hiland Holdings GP, LP (“Hiland Holdings”), affiliates of ours which were publicly traded in the past. From September 2005 through February 2012, Mr. Hamm served as a director of Complete Production Services, Inc., an oil and gas service company that was publicly traded on the NYSE. Mr. Hamm is Chairman of Domestic Energy Producers Alliance and served as Chairman of the Oklahoma Independent Petroleum Association from June 2005 to June 2007. He was President of the National Stripper Well Association, founder and Chairman of Save Domestic Oil, Inc., and served on the board of directors of the Oklahoma Energy Explorers. As founder of the Company, Mr. Hamm is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Hamm has successfully grown the Company through his leadership skills and business judgment.

David L. Boren has been a director since March 2009. Mr. Boren serves as President of the University of Oklahoma, a position he has held since November 1994. Prior to becoming President of the University of Oklahoma, he served in the United States Senate representing Oklahoma from 1979 to 1994. During his service in the Senate he was the longest serving Chairman of the U.S. Select Committee on Intelligence. From 1975 to 1979, Mr. Boren was Governor of Oklahoma. Before being elected Governor, he served eight years in the Oklahoma House of Representatives. He engaged in the private practice of law from 1969 to 1974. He also served as a professor of Political Science at Oklahoma Baptist University from 1970 to 1974. In 1986, Mr. Boren founded the Oklahoma Foundation for Excellence, a private foundation which rewards and encourages excellence in public education. He continues to serve as its Chairman. He also serves on the board of directors of the Bloomberg Family Foundation, Inc. He also serves as Co-Chair of the President’s Intelligence Advisory Board to the President of the United States. He received his B.A. from Yale University in 1963, his M.A. in economics from Oxford University in 1965 as a Rhodes Scholar and his J.D. from the University of Oklahoma in 1968. He previously served as a director of ConocoPhillips Inc. and Hiland Partners GP, LLC (the general partner of Hiland Partners, LP), Texas Instruments and AMR Corporation and currently serves as a director of Torchmark Corporation.

Mr. Boren’s experiences as a member of the Oklahoma House of Representatives, as Governor of the state of Oklahoma, as a U.S. Senator, and as President of the University of Oklahoma provide him with invaluable leadership skills. Mr. Boren also has considerable experience serving as a director with many other large public companies, several of which are in the energy industry. We believe Mr. Boren’s extensive leadership skills and experience as a past and present director of numerous large public companies qualify him to serve on our Board.

Robert J. Grant has been a director since January 2006. He was an audit partner of Deloitte & Touche LLP and a predecessor firm from 1969 to 2000. He served as partner in charge of the Dallas, Texas office audit department for ten years and a member of the firm’s audit management group for twelve years. He has been a member of the Independent Petroleum Association of America, the American Petroleum Institute, and the Texas Independent Producers and Royalty Owners Association, and currently is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Grant graduated from the University of Detroit with a B.S. in accounting and an M.B.A.

Mr. Grant has an extensive background in public accounting from his over 37 years at Deloitte & Touche LLP and a predecessor firm. Mr. Grant developed extensive knowledge of the petroleum industry through his experience serving oil and natural gas clients as an audit partner and through his membership in the Independent Petroleum Association of America, the American Petroleum Institute, and the Texas Independent Producers and Royalty Owners Association. We believe these experiences and skills qualify him to serve on our Board.

Ellis L. “Lon” McCain has been a director since February 2006. Mr. McCain served as Executive Vice President and Chief Financial Officer of Ellora Energy, Inc. (“Ellora”) from July 2009 through August 2010 when Ellora was merged into a subsidiary of Exxon Mobil Corporation. Prior to Ellora, Mr. McCain was Vice President, Treasurer, and Chief Financial Officer of Westport Resources Corporation, a publicly traded exploration and production company, from 2001 until the sale of Westport to Kerr McGee Corporation and his retirement in 2004. From 1992 until joining Westport in 2001, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation, and Ceres Capital. He was an Adjunct Professor of Finance at the University of Denver from 1982 through 2005. Mr. McCain currently serves on the board of directors of Crimson Exploration, Inc., a domestic exploration and production company traded on the NASDAQ Global Market, and Cheniere Energy Partners, GP, LLC, the general partner of Cheniere Energy Partners, L.P., a publicly traded partnership. Mr. McCain received a B.A. in business administration and an M.B.A. with a major in finance from the University of Denver.

Mr. McCain brings extensive business, financial and management expertise to the Company from his background as Chief Financial Officer of Ellora and Westport Resources Corporation and from his tenure as an investment banker specializing in the oil and gas industry. Mr. McCain also brings considerable director experience from his position as a director with several other energy companies. We believe Mr. McCain’s extensive business, financial and management expertise qualifies him to serve on our Board.

John T. McNabb, II has been a director since May 2010 and currently serves as Chairman of our Nominating/Corporate Governance Committee and was appointed as lead director on November 2, 2011. Mr. McNabb is Vice Chairman of Investment Banking of Duff & Phelps Corporation, a global independent provider of financial advisory and investment services, a position he has held since June 30, 2011. Prior to this he was Founder and Chairman of the board of directors of Growth Capital Partners, L.P., a merchant banking firm that provided financial advisory services to middle market companies throughout the United States. He served in this position from 1992 to June 29, 2011. He was formerly a Managing Director of Bankers Trust New York Corporation (“Bankers Trust”) and board member of BT Southwest Inc., a wholly-owned subsidiary of Bankers Trust. Mr. McNabb went to Bankers Trust from The Prudential Insurance Company of America where he had a six-year career, commencing in 1984, in positions with Prudential-Bache Securities, The Prudential’s Corporate Finance Group and Prudential Capital Corporation, a merchant banking affiliate of The Prudential. He started his career with Mobil Oil in its exploration and production division. Mr. McNabb holds B.A. and M.B.A. degrees from Duke University. Mr. McNabb has served on the board of directors of seven public companies, including the Willbros Group, Inc., where he is Chairman of the board of directors and, from 2006 to 2009, Hiland Partners, GP, LLC, where he served as Chairman of the Conflicts Committee and as a member of the Compensation Committee. He currently serves on the board of directors of three private companies, JAG flocomponents LP, Premier Natural Resources, LLC and Miocene Energy LLC.

Mr. McNabb’s extensive banking and investment company experience and his direct participation in the oil and gas production and service segments make him well suited to serve on our Board. Mr. McNabb’s leadership skills as Founder and Chairman of the board of directors of Growth Capital Partners, L.P. and his public company experience as an audit and compensation committee member also make him well qualified to serve on our Board. We believe Mr. McNabb’s extensive banking and investment company experience and his service on numerous public and private company boards qualifies him to serve on our Board, as the Chairman of our Nominating/Corporate Governance Committee and as lead director.

Mark E. Monroe has served as a director since November 2001 and currently serves as Chairman of our Audit Committee. Mr. Monroe became our President and Chief Operating Officer in October 2005 and resigned from such positions upon his retirement, effective October 31, 2008. He was Chief Executive Officer and President of Louis Dreyfus Natural Gas Corp. prior to its merger with Dominion Resources, Inc. in October 2001. After the merger, Mr. Monroe was a consultant and served as a member of the board of directors of Unit Corporation, a NYSE publicly traded onshore drilling and oil and gas exploration and production company from October 2003 through October 2005. He currently serves on the board of directors of Rose Rock Midstream GP, LLC, the general partner of Rose Rock Midstream, L.P. He also serves on the board of directors of the Oklahoma Independent Petroleum Association. He has served as Chairman of the Oklahoma Independent Petroleum Association, served on the Domestic Petroleum Council and the National Petroleum Council, and on the boards of directors of the Independent Petroleum Association of America, the Oklahoma Energy Explorers, and the Petroleum Club of Oklahoma City. Mr. Monroe is a Certified Public Accountant and received his B.A. in business administration from the University of Texas at Austin.

Mr. Monroe brings extensive executive and financial experience to the Board from his positions as Chief Executive Officer, President and Chief Financial Officer at various public oil and gas companies and his background as a Certified Public Accountant. We believe Mr. Monroe’s service as our President and Chief Operating Officer from October 2005 to October 2008 gives him invaluable insight into our Company and qualifies him to serve on our Board and as Chairman of our Audit Committee.

H.R. Sanders, Jr. has been a director since November 2001 and currently serves as Chairman of our Compensation Committee. He served on the board of directors of Devon Energy Corporation from 1981 through 2000. In addition, he held the position of Executive Vice President for Devon Energy from 1981 until his retirement in 1997. From 1970 to 1981, Mr. Sanders was a Senior Vice President for Republic Bank of Dallas, N.A. with direct responsibility for independent oil, gas, and mining loans. He received graduate certificates from The American Institute of Banking and The Southwest Graduate School of Banking. Mr. Sanders is a former member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association, and Oklahoma Independent Petroleum Association. He is also a former director of Triton Energy Corporation and Toreador Resources Corporation.

Mr. Sanders’ membership in the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association, and Oklahoma Independent Petroleum Association and his 18 years of experience at Devon Energy provide him with extensive knowledge of the oil and gas industry. We believe his knowledge of the oil and gas industry combined with his background as a banker make him well suited to chair our Compensation Committee and to serve on our Board.

Mr. Sanders will retire from our Board, effective as of the last day of the month during which the Annual Meeting is held.

Edward T. Schafer joined Continental Resources, Inc. as a director on November 2, 2011. Mr. Schafer was the Governor of North Dakota from 1992 to 2000 and was the Secretary of the U.S. Department of Agriculture under President George W. Bush. He has been Executive Vice Chairman and a member of the board of directors of Bion Environmental Technologies, Inc. (“Bion”) since January 2010. He served as a consultant to Bion from September 2009 to December 2010. Mr. Schafer served as a trustee of the Investors Real Estate Trust from September 2006 through December 2007 and from September 2009 to September 2011. Mr. Schafer served as Chief Executive Officer of Extend America, a telecommunications company, from 2001 to 2006. Mr. Schafer currently serves as the Chair of the Theodore Roosevelt Medora Foundation, a member of the Advisory Committee to Impact Red River Valley, a director of the North Dakota Tax Payers Association, Co-Chair of the China-U.S. Agriculture Uplift Program and as an advisor to the Yangling Agriculture High Tech Demonstration Zone. While Governor of North Dakota, Mr. Schafer also served as Chairman of the Interstate Oil and Gas Compact Commission, which is comprised of all energy-producing states.

Mr. Schafer’s experience as Governor of North Dakota and as Secretary of the U.S. Department of Agriculture provides him with invaluable leadership skills. Mr. Schafer has considerable experience serving as a director of public companies and he has held senior executive positions at many companies, including serving as Chief Executive Officer. Mr. Schafer’s service as Governor of North Dakota gives him a deep understanding of one of our most important operational areas, as well as experience with the energy industry. We believe Mr. Schafer’s leadership skills, experience serving as a director and senior executive, energy industry experience and understanding of North Dakota qualify him to serve on our Board.

Corporate Governance Matters

We are a “controlled company” within the meaning of the listing standards of the NYSE because our Chairman and Chief Executive Officer, Harold G. Hamm, owns more than 50% of our outstanding shares of Common Stock. Consequently, we are not required to comply with certain of the NYSE listed company requirements, such as the requirement to have a majority of “independent” directors on our Board, or the requirement to have compensation and nominating committees comprised entirely of independent directors. However, we are required to have an independent Audit Committee under the NYSE’s listed company requirements, and we have voluntarily established a Compensation Committee and a Nominating/Corporate Governance Committee. The Board uses the independence standards of the NYSE corporate governance rules for determining whether directors are independent. The Board additionally follows the rules of the SEC in determining independence for Audit Committee members. The Board has determined Messrs. Boren, Grant,

McCain, McNabb, Monroe, Sanders and Schafer have no relationship with the Company other than as a director and shareholder of the Company and are independent under the NYSE and SEC rules for purposes of service on the Board and its committees. Members of each committee are elected annually by the Board and serve for one-year terms, or until their successors are elected and qualified.

The Board held nine meetings during the year ended December 31, 2011 and acted by unanimous consent on one occasion during such period.

Directors are expected to attend all meetings of the Board and the committees on which they serve. To be re-nominated, directors must have attended at least 75% of the Board and committee meetings during their term. All directors attended the 2011 Annual Meeting of Shareholders and, other than Mr. Grant, plan to attend the 2012 Annual Meeting.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available at our website, www.clr.com.

The table below provides the current composition of each standing committee of our Board:

Name	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
David L. Boren			X
Robert J. Grant	X
Harold G. Hamm			X
Lon McCain	X	X
John T. McNabb, II	X		X
Mark E. Monroe	X		X
H.R. Sanders, Jr.	X	X
Edward T. Schafer		X

Effective as of Mr. Sanders’ retirement, a replacement will be appointed to serve on the Compensation Committee. Other than Mr. Sanders’ departure, the composition of the Audit Committee will remain unchanged.

Board Leadership Structure. Harold G. Hamm serves as the Company’s Chairman and Chief Executive Officer and controls approximately 68.04% of the outstanding shares of Common Stock as of March 12, 2012. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board as well as due to Mr. Hamm’s role in founding the Company and due to his continued significant ownership interest in the Company.

Notwithstanding the Company’s status as a “controlled company” under the NYSE’s rules and the Company’s ability to rely on certain exemptions related to this status, the Company has a majority of independent directors, and has established a Compensation Committee and a Nominating/Corporate Governance Committee. Our Compensation Committee is comprised entirely of independent directors.

Risk Oversight. The Board is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board. In particular, the Audit Committee is charged with oversight of Company risks relating to finance and accounting compliance, and is updated periodically on our compliance with internal controls. The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports from officers responsible for oversight of particular risks within our Company. In addition, we have internal audit systems in place to review adherence to established policies and procedures.

Audit Committee. The Audit Committee currently consists of Messrs. Grant, McCain, McNabb, Monroe, and Sanders, with Mr. Monroe serving as the Chairman. The Board, in its business judgment, has determined each of the Audit Committee members qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and satisfies the standards of independence established by SEC and NYSE listing requirements. The report of the Audit Committee is set forth under “Ratification of Selection of Independent Registered Public Accounting Firm–Audit Committee Report” in this proxy statement.

The Audit Committee is appointed by our Board to assist it and to perform an oversight function by:

•	selecting and overseeing our relationship with our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm the scope and results of our annual audit;

•	reviewing our financial statements and reports including Forms 10-K and Forms 10-Q;

•	reviewing our significant financial reporting issues and practices;

•	monitoring our internal control policies;

•	establishing our procedures for receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting control or auditing matters;

•	reviewing proposals of related party transactions; and

•	reviewing the performance of our internal audit function.

Pursuant to its charter, the Audit Committee has the authority to retain outside counsel or other experts to advise the Audit Committee in connection with the exercise of its powers and responsibilities. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee meets at least annually with our senior management, our manager of internal auditing and our independent auditors to discuss any matters that the Audit Committee or any of these groups believe should be discussed in private. The Audit Committee makes regular reports to the Board.

In 2011, the Audit Committee discussed the financial information contained in each quarterly and annual earnings announcements with the Chief Financial Officer and independent auditors prior to public release. The Audit Committee held nine meetings during 2011.

Compensation Committee. The Compensation Committee currently consists of Messrs. McCain, Sanders and Schafer with Mr. Sanders serving as the Chairman. During 2011, Messrs. Boren and Hamm served on the Compensation Committee until May 26, 2011 and November 2, 2011, respectively. Mr. Schafer joined the Compensation Committee effective November 2, 2011. The Board, in its business judgment, has determined each of the current members of the Compensation Committee, satisfies the standards of independence established by NYSE listing requirements. The report of the Compensation Committee is set forth under “Executive Compensation and Other Information–Compensation Committee Report” in this proxy statement.

Pursuant to its charter, the responsibilities of the Compensation Committee are as follows:

•	determine awards to employees of stock or other equity compensation;

•	review and approve the individual elements of the total compensation of senior executives, including the Chief Executive Officer; and

•	review and make recommendations to the Board with respect to director compensation.

During 2011, the Compensation Committee met five times and acted by unanimous consent on two occasions during such period. The role the Compensation Committee plays in establishing our executive officer compensation is further described below in “Executive Compensation and Other Information—Compensation Discussion and Analysis.”

The Compensation Committee has the authority to retain or terminate consultants, including the authority to approve the consultant’s fees and other retention terms. In 2011, the Compensation Committee employed Longnecker & Associates (“Longnecker”), whose engagement is described in the Compensation Discussion and Analysis section herein.

Nominating / Corporate Governance Committee. The Nominating/Corporate Governance Committee was formed in February 2011 and currently consists of Messrs. Boren, McNabb, Monroe and Hamm, with Mr. McNabb serving as the Chairman.

Pursuant to its charter, the responsibilities of the Nominating/Corporate Governance Committee are as follows:

•

identify individuals qualified to become Board members, recommend those qualified members to the Board, and recommend the director nominees to the Board for each annual meeting of the Company’s Shareholders or to fill vacancies on the Board;

•	recommend nominees to the Board for each committee of the Board;

•	make recommendations to the Board regarding the composition and size of the Board;

•	develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company;

•	lead the Board in its annual review of the Board’s performance; and

•	provide risk oversight with respect to the areas of responsibility of the Nominating/Corporate Governance Committee set forth in its charter.

The Nominating/Corporate Governance Committee held three meetings during 2011.

Corporate Governance Guidelines and Communications with the Board

In May 2006, we adopted Corporate Governance Guidelines and a Code of Ethics in accordance with the rules of the NYSE. We amended and restated our Corporate Governance Guidelines in February 2012. The Code of Ethics is applicable to all employees and directors, including our principal executive, financial, and accounting officers. In addition, each of the standing committees of the Board has a charter which has been approved by the full Board. Copies of the Corporate Governance Guidelines, Code of Ethics, and committee charters are available at our website, www.clr.com.

Our Corporate Governance Guidelines require the non-management directors meet in regularly scheduled executive sessions. Mr. McNabb was selected by the Board to serve as lead director and, acting in this capacity, he presided over one executive session in 2011. As lead director, Mr. McNabb also facilitates communication with the Board and presides in any session where the Chairman of the Board is not present.

Any shareholder or interested party desiring to communicate with, or make any concerns known to, us, directors generally, non-management directors or an individual director only may do so by submission in writing to Continental Resources, Inc., Attn: Vice President, Investor Relations, 20 N. Broadway, Oklahoma City, Oklahoma 73102, with information to identify the person submitting the communication or concern, including the name, address, telephone number, and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Vice President of Investor Relations is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. We will verify the authenticity of any communication or concern before forwarding. We are not obligated to investigate or forward any anonymous submissions from persons who are not our employees.

Although we are a “controlled company” under the listing standards of the NYSE, the Board has voluntarily established a Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. The Nominating/Corporate Governance Committee has no minimum qualifications for candidates. In general, however, the Committee reviews and evaluates both incumbent and potential new directors, in an effort to achieve diversity of skills and experience among our directors, in light of the following criteria, which are set forth in our Corporate Governance Guidelines:

•	commitment and background to represent shareholder interests;

•	moral character and integrity;

•	ability to apply sound business judgment;

•	independence and freedom from conflicts of interest;

•	ability to devote time necessary to understand the Company and carry out the duties of a director, including attendance at meetings and consultation on Company matters;

•	ability to function as a team member and communicate effectively;

•	professional and personal accomplishments;

•	understanding of strategic issues;

•	ability to understand financial matters and read financial statements;

•	oil and gas exploration and energy experience; and

•	experience with risk assessment.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender or national origin. The process used by the Nominating/Corporate Governance Committee for identifying and evaluating nominees for the Board consists of reviewing qualifications of candidates suggested by management, other Board members, or shareholders. The Nominating/Corporate Governance Committee will consider recommendations from shareholders for nomination as a Board member by any shareholder of the Company who is a shareholder of record at the time of giving notice to the Company as provided in the Company bylaws (the “Bylaws”) and who shall be entitled to vote on the election of directors at the meeting and who complies with the notice procedures set forth in our Bylaws. Such nominations shall be made pursuant to timely notice in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of the shareholders of the Company, not later than ninety (90) days or more than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the Company, provided, however, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and (ii) with respect to a special meeting of shareholders called for the purpose of electing one or more directors to the Board, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder.

There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from common shareholders. All candidates, regardless of source, will be evaluated by the Nominating/Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. McCain, Sanders and Schafer. Messrs. Boren and Hamm served on the Compensation Committee until May 26, 2011 and November 2, 2011, respectively. Mr. Schafer joined the Compensation Committee effective November 2, 2011. Mr. Hamm is a director and serves as our Chief Executive Officer and Chairman of the Board. Mr. McCain, Mr. Sanders, Mr. Boren and Mr. Schafer have not served as an officer or employee of the Company or any of its subsidiaries. Additionally, none of our executive officers serves or has served as a director of or on the compensation committee of any entity that has one or more of such entity’s executive officers serving on our Board. During 2011, Mr. Hamm was a party to certain transactions that are described under the heading “Certain Relationships and Related Party Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures

Our Audit Committee’s charter provides that the Audit Committee shall review all related party transactions (as defined below) and recommend approval or disapproval to the Board of any such transaction.

For these purposes, a “related party transaction” is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 annually and (c) a related person (as defined below) has or will have a direct or indirect material interest. A “related person” is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (b) a person known to beneficially own 5% or more of any class of our voting securities, (c) an immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or greater than 5% beneficial owner), and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or greater than 5% beneficial owner. The Audit Committee considers the adequacy of disclosure and fairness to us of the matters considered.

The Audit Committee adopted a written policy which includes factors for committee members to consider in exercising their judgment including (a) terms of the transaction with the related party, (b) availability of comparable products or services from unrelated third parties, (c) terms available from unrelated third parties and (d) the benefits to us. The Audit Committee recommends for approval only those related party transactions that are, in its judgment, in our best interests and on terms no less favorable to us than we could have achieved with an unaffiliated party.

Transactions

Since January 1, 2011, we entered into the related party transactions described below. Based upon review and recommendations of our Audit Committee, we believe all such transactions are on terms no less favorable to us than we could have achieved with an unaffiliated party.

Crude Oil Sales

Our principal shareholder and trusts for the benefit of his family members own the majority of the total outstanding equity interests of Hiland, Banner Transportation, L.L.C. (“Banner”), Cottonwood Creek, Inc. and Independent Trading & Transportation Company I, L.L.C. (“ITT”) and control Hiland’s general partner. Our principal shareholder also serves as the Chairman of the Board of Hiland’s general partner.

The Company engaged in crude oil trades with ITT. These purchases or sales are done with this affiliate each month with the net amount being paid to, or received from, the affiliate in the following month. Total barrels sold to ITT in 2011 amounted to 435,000 barrels for $41.7 million and no barrels were purchased from ITT in 2011. The Company incurred $1.4 million in expenses in 2011 associated with these transactions. In 2011, we paid ITT and Banner approximately $11.5 million for crude oil gathering and storage services in North Dakota, Montana and Wyoming. At December 31, 2011 $2.5 million was due to Banner and ITT and $1 million was due from these affiliates.

Natural Gas Sales

During the year ended December 31, 2011, our natural gas revenues from affiliates were $53.5 million relating to sales of approximately 10,867 MMcf of natural gas. Included in this amount was the sale of approximately 10,837 MMcf of natural gas for $53.4 million to Hiland and 30 MMcf of natural gas sold for

$88,000 to Orbit Gas Transmission, Inc, (“Orbit”). A majority of Orbit is owned by our principal shareholder and trusts for the benefit of his family members. Additionally, we paid approximately $12.5 million principally for reclaimed oil, residue fuel gas and compressor rentals to Hiland during the year ended December 31, 2011. Under a contract for natural gas sales to this affiliate, we also incurred gathering and treatment fees of $4.6 million in 2011. At December 31, 2011 $1.9 million was due to Hiland principally for residue fuel gas, compressor installation costs and condensate sales marketed for Hiland and approximately $7,000 was due from Hiland. Additionally, $12.3 million was due from Hiland in connection with a natural gas receivable at December 31, 2011.

Oilfield Services

During the year ended December 31, 2011, we paid approximately $6.2 million for daywork drilling rig services provided by United Drilling Co. (“United”). A portion of such amounts was billed to other interest owners. United provided daywork drilling rig services for five wells in 2011. Our principal shareholder owns 100% of the common stock of United. At December 31, 2011 $1.3 million was due to United in connection with these services.

During the year ended December 31, 2011, we paid approximately $571,000 to Water Tech LLC (“Water Tech”), a company in which our principal shareholder owns a majority of the membership interest, for saltwater disposal, reclaimed oil and contract labor. At December 31, 2011 $82,900 was due to Water Tech principally in connection with these services.

Commercial Property Transactions

On March 18, 2011, the Company executed an agreement to acquire ownership of 20 Broadway Associates LLC (“20 Broadway”), an entity wholly owned by the Company’s principal shareholder. 20 Broadway’s sole asset is a building in Oklahoma City, Oklahoma where the Company located its corporate headquarters in March of 2012. The Company paid $22,961,628 for 20 Broadway, which is the amount our principal shareholder paid to acquire the building in Oklahoma City, including reimbursed commissions and closing costs.

We lease approximately 87,000 square feet of office space in Enid, Oklahoma from a company owned by our principal shareholder. The leases covering this space expired at the end of February 2012 (the “Old Leases”) and we have entered into a new lease with a term of five months from March 1, 2012 to July 31, 2012 (the “New Lease”). During the year ended December 31, 2011, rental, management and parking fees paid by us totaled approximately $1 million, with approximately $173,000 in obligations remaining at December 31, 2011, in connection with lease payments through February 2012 under the Old Leases. As of the beginning of its term, the total amount of the payments owed under the New Lease was $449,700.

Royalty and Common Ownership

In 2011, we received $2.4 million from the Hamm Revocable Trust dated April 23, 1984 for billings on interests owned in various oil and gas wells which we operate. We also disbursed to the Hamm Revocable Trust $10 million in 2011 for the Hamm Revocable Trust’s share of oil and gas sales attributed to these interests which were received from the purchasers of production. At December 31, 2011 $43,000 was due from the Hamm Revocable Trust and $680,000 was due to the Hamm Revocable Trust.

Wheatland is owned 75% by the Hamm Revocable Trust and 25% by our President and Chief Operating Officer, Mr. Jeffrey B. Hume. Wheatland participates in several of the Company’s crude oil and natural gas properties located in the states of Mississippi, Montana, North Dakota and Oklahoma. The Wheatland interests generally range from 5% to 10% of the Company’s interests. During the year ended December 31, 2011, we disbursed net crude oil and natural gas revenues of approximately $36.7 million to Wheatland and were paid for billed costs of approximately $64.9 million by Wheatland. We also paid Wheatland approximately $5,000 in 2011 for their share of undeveloped leasehold adjustments. At December 31, 2011 $17.6 million was due from Wheatland and $3.5 million was due to Wheatland.

Registration Rights Agreement

In connection with the closing of our initial public offering in May 2007, we entered into a registration rights agreement with our principal shareholder and the two irrevocable trusts established for the benefit of Mr. Hamm’s children pursuant to which we granted to our principal shareholder and the trusts certain demand and “piggyback” registration rights.

Under the registration rights agreement, our principal shareholder and each of the trusts has the one time right to require us to file a registration statement for the public sale of all or part of the shares of Common Stock owned by him or it, as applicable, at any time so long as at least six months have passed since the last demand registration statement. In connection with a demand by one of the aforementioned parties, the non-demanding parties have the right to participate in such registration process. However, in the event that securities are to be sold in an underwritten offering pursuant to such demand registration statement and the managing underwriter thereof advises the participants that the amount of securities to be offered thereby should be limited, such limitation shall be satisfied first from the securities allocated to participants other than the demanding party.

In addition, if we sell any shares of our Common Stock in a registered underwritten offering, each of our principal shareholder and the trusts has the right to include his or its shares in that offering. The underwriters of any such offering have the right to limit the number of shares to be included in such sale.

We will pay all expenses relating to any demand or piggyback registration, except for underwriters’ or brokers’ commissions or discounts. The securities covered by the registration rights agreement will no longer be registerable under the registration rights agreement if they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act.

Agreements in Connection with the Wheatland Proposal

See “The Purchase and Sale Agreement” and “The Registration Rights Agreement” under Proposal 3 below for a description of the Purchase and Sale Agreement and the registration rights agreement to be entered into in connection with the Wheatland Proposal. Mr. Hamm and Mr. Hume have an interest in both of these agreements.

Sale of Common Stock

On March 3, 2011, the Company, together with the Hamm Revocable Trust and the two irrevocable trusts established for the benefit of Mr. Hamm’s family members (collectively, the “Selling Trusts”), entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”), providing for the offer and sale in a firm commitment underwritten offering of an aggregate of 10,000,000 shares of Common Stock, including 9,170,000 shares issued and sold by the Company and 830,000 shares sold by the Selling Trusts at a price of $68.00 per share ($65.45 per share, net of underwriting discount, resulting in proceeds of approximately $54,323,500 to the Selling Trusts). Closing of the offering took place on March 9, 2011. On March 25, 2011, the Company announced the closing of the sale of an additional 910,000 shares of its Common Stock pursuant to the partial exercise of the overallotment option granted to the Underwriters in connection with the offering. The Selling Trusts did not participate in the partial exercise of the overallotment option.

NON-EMPLOYEE DIRECTOR COMPENSATION

General

The Compensation Committee reviews the total compensation paid to our non-employee directors annually. The purpose of the review is to ensure the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service. This review includes the consideration of qualitative and quantitative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (a) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (b) the risks associated with fulfilling fiduciary duties; and (c) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

The following table summarizes the compensation of non-employee directors in the year ended December 31, 2011:

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
David L. Boren	$60,912	$244,759	$305,671
Robert J. Grant	78,875	297,171	376,046
Lon McCain	80,750	297,171	377,921
John T. McNabb, II	79,646	209,712	289,358
Mark E. Monroe	67,037	332,406	399,443
H.R. Sanders, Jr.	87,500	297,171	384,671
Edward T. Schafer	11,584	751,579	763,163

(1)	The amounts in this column represent the aggregate grant date fair value for grants in fiscal year 2011 computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). See “—Equity-Based Compensation” below. A discussion of the assumptions used in calculating these values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.
(2)	The following restricted stock awards were outstanding as of December 31, 2011: Mr. Boren, 13,890; Mr. Grant, 14,722; Mr. McCain, 14,722; Mr. McNabb, 13,333; Mr. Monroe, 11,949; Mr. Sanders, 14,722; and Mr. Schafer, 11,945.

Directors who are also full-time employees receive no compensation for serving as directors. We reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their services as directors in accordance with our general expense reimbursement policies. Non-employee directors may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance, which are available to all full-time employees.

2011 Retainers / Fees

Our 2011 cash compensation for non-employee directors consisted of an annual retainer in the amount of $40,000 in addition to the payment of $1,500 for each regular Board meeting and $750 for each special meeting attended or written consent provided. The chairs of the Audit Committee were paid their pro rata portion of an annual retainer of $18,750, based on time served during 2011 ($15,625 to Mr. Grant and $3,125 to Mr. Monroe); the chair of the Compensation Committee was paid an annual retainer of $10,000; and the chair of the

Nominating/Corporate Governance Committee was paid $6,396, which represents the pro rata portion of a $7,500 annual retainer, adjusted to reflect the commencement of committee activities in 2011. Committee members other than the chairs of the committees were paid an annual retainer, adjusted where appropriate to reflect actual time served on the committee or as a non-chair member of the committee. In 2011, the annual retainer for Audit Committee members was $7,500 and for members of the Compensation and Nominating/Corporate Governance Committees was $4,000. In November 2011, the Board formed the Special Committee for the purpose of ensuring the interests of the Company and non-affiliate shareholders are protected in connection with the transaction underlying the Wheatland Proposal, and that such transaction is fair to the Company and non-affiliate shareholders. Members of the Special Committee do not receive an annual retainer but receive $1,250 for each in person meeting and $750 for each telephonic meeting attended. Members of any other committee receive $1,250 for each regular meeting and $750 for each special meeting attended or written consent provided.

Equity-Based Compensation

In addition to cash compensation, we have awarded and intend to award each of our non-employee directors restricted stock. On November 2, 2011, our Compensation Committee granted the following shares of restricted Common Stock to the indicated directors: Mr. Boren – 3,890 shares; Mr. Grant – 4,723 shares; Mr. McCain – 4,723 shares; Mr. McNabb 3,333 shares; Mr. Monroe – 5,283 shares and Mr. Sanders – 4,723 shares. All the shares described in the prior sentence vest on May 25, 2015. In connection with his appointment to the Board, Mr. Schafer received a grant of 11,945 shares of restricted Common Stock with 1,945 shares vesting on May 25, 2012 and the remaining 10,000 shares vesting ratably in one-third increments on May 25 of each year commencing in 2013. Our practice has been to grant to each of our continuing non-employee directors shares of restricted stock annually, with such shares vesting three years after the date of grant. The actual amount and timing of any future award may be impacted by the value of our stock at that time and other relevant factors. Through the grant of such equity-based compensation, we are able to tie a portion of our non-employee directors’ compensation to the performance of our Common Stock.

In February 2008, the Board approved a Common Stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of our Common Stock with a market value equal to at least three times the base annual retainer.

Until the stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the shares received as a result of restricted shares granted under our 2005 Long-Term Incentive Plan (the “2005 Plan”). The stock ownership calculation is determined as of each December 31 based upon the average closing price of the Common Stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation. The Compensation Committee reviewed the non-employee directors’ stock ownership and determined as of December 31, 2011, each non-employee director was in compliance with the stock ownership guidelines.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our current executive officers are named below:

Name	Age	Position
Harold G. Hamm	66	Chairman of the Board and Chief Executive Officer
Jeffrey B. Hume	60	President and Chief Operating Officer
John D. Hart	44	Senior Vice President, Chief Financial Officer and Treasurer
Jack H. Stark	57	Senior Vice President, Exploration
Steven K. Owen	56	Senior Vice President, Land
Richard E. Muncrief	53	Senior Vice President, Operations
Eric S. Eissenstat	54	Senior Vice President, General Counsel and Secretary

For a description of the business background and other information concerning Mr. Hamm see “Proposal 1: Election of Directors—General” above.

Jeffrey B. Hume became our President on November 3, 2009 upon the relinquishment of such title by Mr. Hamm. Since November 2008, Mr. Hume has also served as our Chief Operating Officer after serving as our Senior Vice President of Operations since November 2006. He was previously appointed as Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002, and served as Vice President of Drilling Operations from 1996 to 2002. Prior to joining us in May 1983 as Vice President of Engineering and Operations, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company, and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association, and the Oklahoma and National Professional Engineering Societies. Mr. Hume graduated from Oklahoma State University with a Bachelor of Science in Petroleum Engineering Technology in 1975.

John D. Hart joined us as Vice President, Chief Financial Officer and Treasurer in November 2005. He was promoted to Senior Vice President in May 2009. Prior to joining us, he was a Senior Audit Manager with Ernst & Young LLP. Mr. Hart was employed by Ernst & Young LLP from April 1998 to November 2005 and by Arthur Andersen LLP from December 1991 to April 1998. He is a member of the American Institute of Certified Public Accountants, Oklahoma Society of Certified Public Accountants and the Oklahoma Independent Petroleum Association. Mr. Hart graduated from Oklahoma State University with a Master’s of Science in Accounting in December 1991.

Jack H. Stark has served as our Senior Vice President of Exploration since May 1998. He joined the Company in June 1992 as Vice President of Exploration and served on the Board from May 1998 until his term expired in May 2008. Prior to joining us, Mr. Stark was Exploration Manager for the Western Mid-Continent Region for Pacific Enterprises from 1988 to1992 and he held various staff and middle management positions with Cities Service Company, Texas Oil and Gas and Western Nuclear from 1978 to 1988. Mr. Stark holds a Master of Science in Geology from Colorado State University and is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society and the Oklahoma City Geological Society.

Steven K. Owen joined us as Senior Vice President, Land in September 2010. He came with three decades of experience in land management, including exploration, exploitation, acquisition and maintenance of oil and gas assets. He has worked extensively in many oil and gas plays across the United States. Prior to joining the Company, Mr. Owen served as land manager for Pioneer Natural Resources USA, Inc. from 1987 to 2010 where he managed the Permian Basin and Mid-Continent Divisions. He has won numerous awards for outstanding performance in Permian operations and is a member of the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen. Mr. Owen earned his Bachelor of Arts from Emporia State University in Kansas with concentrations in Business Law, Oil and Gas Law and Biology.

Richard E. Muncrief joined us as Senior Vice President, Operations in June 2009 with 29 years of upstream and midstream energy experience. Prior to joining the Company, he was employed from August 2008 through May 2009 by Resource Production Company, where he served as Corporate Business Manager. From September 2007 to August 2008 he served as President, Chief Operating Officer and as a director of Quest Midstream Partners, LP in Oklahoma City. From 1980 to 2007, he served in various managerial capacities with ConocoPhillips, Inc. and its predecessor companies, Burlington Resources, Meridian Oil and El Paso Exploration. In 2006 and 2007 he was operations manager for the San Juan Basin Unit in Farmington, New Mexico, managing a 260-employee organization that was one of ConocoPhillips’ largest business units. Prior to that, Mr. Muncrief served as general manager of Operations of Burlington Resources. From 1998 to 2000, he served as Fruitland Coal Asset Manager in the San Juan Division. Prior to this role, he served in various management capacities that were responsible for production, drilling engineering, joint interest engineering and reservoir engineering. Mr. Muncrief earned his Bachelor of Science in Petroleum Engineering Technology from Oklahoma State University in 1980.

Eric S. Eissenstat joined us as Senior Vice President and Chief Legal Officer in December 2010. In August 2011, his title was changed to Senior Vice President, General Counsel and Secretary. He joined the Company with 27 years of experience in complex business and commercial matters, oil and gas, and litigation. Prior to joining the Company, he served as director with Fellers, Snider, Blankenship, Bailey & Tippens, P.C. in Oklahoma City from 1983 to 2010. Mr. Eissenstat is a Fellow of the Litigation Counsel of America and has held leadership positions in the Oklahoma Bar Association and Oklahoma County Bar Association. Mr. Eissenstat earned his Bachelor of Science with honors in Political Science from Oklahoma State University in 1980 and his Juris Doctor with honors from the University of Oklahoma in 1983.

Compensation Discussion and Analysis

Overview

Prior to the completion of our initial public offering in May 2007, we operated as a private company controlled by Harold G. Hamm, our founder, principal shareholder, Chairman of the Board and Chief Executive Officer. From our inception until the formation of the Compensation Committee in February 2006, Mr. Hamm was solely responsible for reviewing and approving all compensation decisions relating to our executive officers. During 2011, Messrs. Boren and Hamm served on the Compensation Committee until May 26, 2011 and November 2, 2011, respectively. The Compensation Committee is currently comprised of Messrs. McCain, Sanders and Schafer, each of whom is independent. Mr. Schafer joined the Compensation Committee on November 2, 2011.

Compensation Committee

The Compensation Committee is responsible for implementing and administering all aspects of our benefit, compensation plans, and programs for our executive officers. The Compensation Committee annually reviews and determines the individual elements of total compensation of the named executive officers (“NEOs”) who appear in the compensation tables of this proxy statement as well as our other executive officers. The Compensation Committee viewed the 99% vote in favor of approving the compensation of the Company’s named executive officers received at the 2011 Annual Meeting of Shareholders as a validation of the Company’s current compensation practices and determined it was appropriate to continue structuring the compensation of the Company’s executive officers consistent with historical practices.

The Compensation Committee’s charter may be found in the Corporate Governance section of our website at www.clr.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

In 2009, 2010 and 2011, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker. Longnecker reports directly to the Compensation Committee. During 2009, 2010 and 2011, the consulting firm provided an analysis of market compensation based upon its review of compensation paid by exploration and production companies similar in revenues, total assets, and market capitalization to us. During 2011, Longnecker provided no services other than the compensation study requested by the Compensation Committee, except for analysis of market compensation with respect to a limited number of positions, resulting in fees less than $120,000.

Since Mr. Hamm beneficially owns a substantial majority of our outstanding shares of Common Stock and is our Chief Executive Officer, he provides the Compensation Committee a substantial amount of input regarding the compensation of our executive officers. Initially, the Compensation Committee as well as our Chief Executive Officer and our President review the Longnecker report regarding the analysis of market compensation. Our Chief Executive Officer and our President are then responsible for making recommendations of compensation for individual executive officers of the Company, other than themselves. With respect to each of our Chief Executive Officer and our President, our President and our Chief Executive Officer, respectively and individually, make recommendations for the other’s compensation amounts. In making recommendations for executive officer compensation, our Chief Executive Officer and our President primarily rely on the Longnecker report, but also take into account factors including, but not limited to, the following:

•	the overall performance of the Company;

•	such executive’s contribution to the overall performance of the Company;

•	such executive’s business responsibilities;

•	such executive’s current compensation arrangements; and

•	such executive’s ability to enhance the ability of the Company to generate long-term shareholder value.

Once our Chief Executive Officer and our President have made their compensation recommendations, the Compensation Committee reviews their recommendations and makes such changes as they feel appropriate, if any, to adequately meet our compensation objectives on an individual basis, as discussed below under “—Compensation Objectives.” With respect to the recommendation of our President as to our Chief Executive Officer’s compensation, such recommendation is reviewed by the Compensation Committee. Once this review has occurred, the Compensation Committee reviews and approves our Chief Executive Officer’s compensation and recommends that same be approved by the Board. No further adjustments are made to our Chief Executive Officer’s compensation after his compensation is set by the members of the Compensation Committee. Notwithstanding the Compensation Committee’s authority, the Board, other than Mr. Hamm, our Chief Executive Officer, unanimously reaffirmed the cash bonus award set by the Compensation Committee for our Chief Executive Officer for services rendered during 2011 and the compensation package set for our Chief Executive Officer for 2012.

Compensation Objectives

We are engaged in crude oil and natural gas exploration and exploitation activities in the North, South, and East regions of the United States. Our primary business goal is to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. We operate in a highly competitive environment for acquiring properties, marketing crude oil and natural gas, and securing trained personnel. We believe the loss of the services of our senior management or technical personnel could have a material adverse effect on our operations. Accordingly, we have designed our executive compensation program to attract, retain, and motivate experienced, talented individuals to achieve our primary business goal, using the business strategies discussed in greater detail in our Annual Report on Form 10-K.

Implementing Our Objectives

Determining Compensation. We rely upon our judgment in making compensation decisions, after considering the recommendations of our independent compensation consultant, Longnecker, reviewing the performance of the Company, and evaluating an NEO’s contribution to that performance, including his business responsibilities, current compensation arrangements, and long-term potential to enhance shareholder value. Specific operational and financial factors affecting compensation decisions for our NEOs include stock price performance, reserve additions, finding and development costs, production volume and costs, earnings, cash flow, operating income, and return on equity. We have not assigned specific individual goals to our NEOs that are used by the Compensation Committee in the determination of compensation for such officers.

We do not apply rigid formulas in determining the amount and mix of compensation elements. Because our compensation arrangements are relatively simple, and we do not have complex equity plans, or significant change in control or severance obligations, the Compensation Committee does not use tally sheets in analyzing the compensation of our NEOs, but does review each element of compensation as described in this proxy statement in evaluating and approving the total compensation of each of our NEOs. As described below, we rely on the formulaic achievement of financial goals only when establishing the aggregate bonus pool from which bonuses may be paid to the NEOs, and even in this circumstance the Compensation Committee may allocate more or less than the formulaic amounts at its discretion. We consider competitive market compensation paid by other companies similar in size and operations to us, but we do not attempt to maintain a certain target percentile within that survey group or otherwise exclusively rely on such data to determine compensation for the NEOs. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The total compensation of the Chief Executive Officer, which is significantly higher than our other NEOs, reflects his critical role in the founding and development of the Company as well as the future success of the Company.

Compensation Survey Group. The companies used in our 2009 compensation survey group (the “2009 Survey Group”) were Bill Barrett Corporation, Denbury Resources Inc., Encore Acquisition Company, Quicksilver Resources Inc., Range Resources Corp., Southwestern Energy Company, St. Mary Land and Exploration Company, Cabot Oil & Gas Corporation, Comstock Resources Inc., EXCO Resources Inc., Forest Oil Corp., Petrohawk Energy Corporation, and Plains Exploration & Production Co. The independent compensation consulting firm suggested the survey group be adjusted in 2010. After consultation with the firm, we adjusted our 2010 compensation survey group (the “2010 Survey Group”) to include Cabot Oil & Gas Corporation, Cimarex Energy Co., Concho Resources Inc., Denbury Resources Inc., Forest Oil Corporation, Newfield Exploration Company, Petrohawk Energy Corporation, Pioneer Natural Resources Company, Range Resources Corporation, Ultra Petroleum Corp., and Whiting Petroleum Corporation. We selected these companies because they are publicly traded exploration and production companies similar in size and operations to us. In 2011, we included the same companies in our compensation survey group as were used in 2010 (the “2011 Survey Group”).

Elements of Compensation

The principal elements of our compensation program are a base salary, an annual cash bonus, and a long-term incentive award. All base salary adjustments, annual cash bonuses, and long-term incentive awards for NEOs have been determined on a discretionary basis and have not been linked to the achievement of specific corporate goals or objectives. Each element of our compensation program impacts the awards made under the other elements of the program to the extent the Compensation Committee considers the awards made under each element in setting the value of the overall compensation package to be awarded to each NEO.

Base Salary. The objective of the base salary component is to attract and retain officers by paying a competitive wage commensurate with such officer’s experience, skills, and responsibilities. Base salary is intended to provide each NEO a regular source of income and compensate him for performing the responsibilities associated with his position. Base salary also impacts annual cash bonus awards and long-term incentive awards in that the target size of these awards is expressed as a percentage of base salary. Mr. Hamm’s annual salary was $800,000 for 2009 and was increased to $850,000 for 2010. As of December 2011, Mr. Hamm’s base salary was increased to $890,000. Our compensation consulting firm reported that the 50th and 75th percentile amounts for base salaries for the comparable position in the 2011 Survey Group were $686,902 and $846,399, respectively.

With respect to our other NEOs, Mr. Hamm recommends to the Compensation Committee for approval their base salaries. In establishing the base salaries for the other NEOs , Mr. Hamm and the Compensation Committee consider the compensation paid to named executive officers occupying comparable positions within the survey groups. However, we do not attempt to maintain a certain target percentile within the survey groups.

During 2009, the aggregate base salaries for our NEOs, excluding Mr. Hamm, increased 12.6% in order to satisfy our objective of paying salaries at competitive levels. Our compensation consulting firm reported that the 50th percentile amounts for base salaries for the second highest paid named executive officer through the fifth highest paid named executive officer in the 2009 Survey Group ranged to $421,166 from $270,476. This compares to a base salary range of $350,000 to $260,000 paid to our second through fifth highest paid NEO.

During 2010, the aggregate base salaries for our NEOs, excluding Mr. Hamm, increased 17.4% in order to satisfy our objective of paying salaries at competitive levels. Our compensation consulting firm reported that the 50th percentile amounts for base salaries for the second highest paid named executive officer through the fifth highest paid named executive officer in the 2010 Survey Group ranged to $443,206 from $278,266. This compares to a base salary range of $425,000 to $315,000 paid to our second through fifth highest paid NEO.

During 2011, the aggregate base salaries for our NEOs, excluding Mr. Hamm, increased 4.1% in order to satisfy our objective of paying salaries at competitive levels. Our compensation consulting firm reported that the 50th percentile amounts for base salaries for the second highest paid named executive officer through the fifth highest paid named executive officer in the 2011 Survey Group ranged to $467,078 from $280,131. This compares to a base salary range of $425,000 to $312,000 paid to our second through fifth highest paid NEO. As of December 2011, the base salaries of Messrs. Hume, Hart, Stark and Eissenstat were $425,000, $360,000, $360,000 and $312,000, respectively (collectively, with Mr. Hamm’s increase to $890,000, the “December 2011 Salary Levels”).

In the future, we expect the base salaries of the NEOs will be reviewed on an annual basis and adjusted as necessary to remain competitive. We expect future base salary adjustments for such officers will be comparable to future adjustments made to base salaries of named executive officers occupying comparable positions within the 2011 Survey Group.

Annual Cash Bonus. Our NEOs may earn annual cash bonuses as a reward for our subjective evaluation of their individual contribution to the achievement of annual financial and operating results. The individual cash bonuses paid to the NEOs for 2011 and prior years have been determined on a discretionary basis. Annual cash bonus differences are based on the Compensation Committee’s subjective evaluation of the relative individual contribution to the achievement of our annual financial and operating results as well as the performance of that individual’s segment of the Company (i.e. drilling, exploration, financial, resource development). In making its evaluation, the Compensation Committee places significant weight on input provided by our Chief Executive Officer and our President.

Annual cash bonuses to all of our executive officers, including the NEOs, are paid from a bonus pool that is equal to 0.375% of adjusted net income. If the conditions described below are met, the annual aggregate bonus pool for executive officers will be equal to 0.375% of earnings before interest expense, depreciation, depletion, amortization and accretion, property impairments, unrealized derivative gains or losses, and non-cash compensation expense (“EBIDA”), which results in a larger cash pool from which bonuses may be paid. The Compensation Committee has discretion to pay bonuses to our executive officers equal to any portion or none of the total available in the pool. We consider EBIDA to be a strong indicator of operating performance. The conditions that must be satisfied for the bonus pool to be established based on EBIDA rather than adjusted net income are:

•	an increase in equivalent production for the current year compared to the prior year, and

•	proved reserve additions from drilling activities of at least 120 percent of production.

During 2009, both conditions were satisfied as production increased 13% over the 2008 level and reserve additions from drilling activities were 811% of production. In 2010, aggregate bonuses were awarded to the executive officers equal to 118% of the EBIDA pool.

During 2010, both conditions were satisfied as production increased 16% over the 2009 level and reserve additions from drilling activities were 602% of production. In 2011, aggregate bonuses were awarded to the executive officers equal to 94% of the EBIDA pool.

During 2011, both conditions were satisfied as production increased 43% over the 2010 level and reserve additions from drilling activities were 717% of production. In 2012, aggregate bonuses were awarded to the executive officers equal to 88% of the EBIDA pool.

We expect our annual cash bonus pool in the future will be funded on the basis of EBIDA as warranted by our overall operational, financial, and stock performance even though one or both of the current bonus plan conditions are not satisfied. As a result, satisfaction of the criteria required for funding the bonus pool on the basis of EBIDA may be waived in the future.

The bonus amount for each NEO is determined at the discretion of the Compensation Committee. In addition, the Compensation Committee may elect to award annual cash bonuses to NEOs in an aggregate amount that exceeds the amount calculated from adjusted net income or EBIDA. Based upon a market analysis of annual cash bonuses paid by the 2011 Survey Group, our compensation consulting firm recommended annual bonus targets, as a percent of December 2011 Salary Levels of 100%, 95%, 80%, 70%, and 70% for Messrs. Hamm, Hume, Hart, Stark and Eissenstat, respectively. The annual bonuses for 2011 awarded, as a percent of December 2011 Salary Levels, were 140% for Mr. Hamm, 113% for Mr. Hume and 92%, 97% and 101% for Messrs. Hart, Stark, and Eissenstat, respectively.

Annual cash bonuses for the NEOs are determined after completion of the year-end audited financial statements and reserve report. We have not adopted a policy regarding the adjustment or recovery of previously paid annual cash bonuses in the event our adjusted net income or EBIDA, as applicable, are restated or otherwise adjusted in a manner that would have the effect of reducing the size of the aggregate annual cash bonus pool.

Long-Term Incentive Awards. The objective of our long-term incentive awards is to retain and motivate our executives over the long-term. In August 2009, we granted 109,200 shares of restricted stock to NEOs, which vest in 2012. In November 2010, we granted 155,000 shares of restricted stock to NEOs which vest in 2013. In November 2011, we granted 126,690 shares of restricted stock to NEOs which vest in 2014. Mr. Eissenstat was also granted 36,000 shares of restricted stock in February of 2011 in connection with joining the Company. The grants made in 2011 are more fully described below under “—Grants of Plan Based Awards.”

The long-term incentive award for each NEO is determined at the discretion of the Compensation Committee. Differences in long-term incentive awards are based on the Compensation Committee’s subjective evaluation of the expected relative individual contribution to the achievement of our long-term financial and operating results. The value of unvested equity awards held by an individual was considered in the determination of the 2011 restricted stock awards and we expect that the value of unvested equity awards will be a factor in future awards.

Based upon a market analysis of annual long-term incentive awards granted by the 2011 Survey Group, our compensation consulting firm recommended annual long-term incentive award targets, as a percent of December 2011 Salary Levels of 500%, 425%, 350%, 300% and 300% for Messrs. Hamm, Hume, Hart, Stark and Eissenstat, respectively. The long-term incentive amounts for 2011, as a percent of December 2011 Salary Levels, were 412% for Mr. Hamm, 370% for Mr. Hume and 291%, 277%, and 219% to Messrs. Hart, Stark, and Eissenstat, respectively. The percentage shown for Mr. Eissenstat in the prior sentence does not reflect his initial restricted stock award granted in February of 2011.

The awards granted to NEOs have been in the form of stock options and restricted stock designed to motivate the officers to increase the value of our Common Stock. The vesting provisions of the awards encourage our officers to remain in our employ in order to realize these forms of compensation. A description of our 2005 Plan and the types of awards that may be granted are described below under “—Employee Benefit Plans.”

Although our 2005 Plan allows for various equity instruments, we currently intend to make future grants in the form of restricted stock. We intend to grant restricted stock because we believe restricted stock is a stronger motivational tool for employees. Restricted shares provide some value to an employee during periods of stock market volatility, while stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price.

We have adopted a policy applicable to all officers (including the NEOs) who receive a restricted stock award after receiving any initial grant of restricted stock. The policy provides that all such awards will be approved and granted at the November meeting of the Compensation Committee, with vesting occurring three years after the grant date on the 15th of November. Our policy also provides all initial awards will be made at the Compensation Committee meeting first occurring after the date of hire, with the amount of the award and vesting adjusted to reflect a 15th of November vesting date. Initial awards will vest ratably over a period of three years, unless an adjustment is necessary to accommodate a 15th of November vesting date due to the date of hire. We have adopted a policy which prohibits NEOs from pledging our securities as collateral or from engaging in certain transactions which may hedge the value of our securities held by them.

In February 2008, the Compensation Committee adopted a Common Stock ownership requirement for the Chief Executive Officer, President, Chief Financial Officer, and the Senior Vice Presidents. Each such officer is expected to own shares of our Common Stock at least equal to a specified multiple of such officer’s base salary. This policy was subsequently amended to impose these ownership requirements on the Chief Operating Officer as well. The base salary multiples are five times for the Chief Executive Officer, Chief Operating Officer and President and three times for the other officers.

Until the stock ownership guideline is achieved, each such officer is expected to retain 100% of the “net shares” received as a result of restricted shares granted under our 2005 Plan. “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The calculation is determined as of each December 31 based upon the average closing price of the Common Stock for the year compared to the officer’s base salary as of such date. Shares owned directly by, or held in trust for, the officer or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

The Compensation Committee will review the compliance of each NEO with the stock ownership guidelines each year and reduce or eliminate future restricted stock grants under the 2005 Plan for any NEO not in compliance with the stock ownership guidelines. The Compensation Committee reviewed the NEOs’ stock ownership for 2011 and determined each NEO was in compliance with the guidelines.

The restricted stock awards provide for immediate vesting upon a change in control, as defined by the 2005 Plan. We would likely need the assistance of several key employees to successfully conclude a transaction that would result in a change in control. We believe immediately vesting the awards may serve to reduce concerns, other than continued employment, such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction.

Our 2005 Plan allows for the award of performance units and bonuses that vest upon achievement of performance targets. The performance targets are based upon operational, financial, and stock performance criteria, such as reserve additions, finding and development costs, production volume and costs, earnings, cash flow, operating income, return on equity, stock price appreciation, and relative stock price performance. We have not awarded performance units or bonuses under the 2005 Plan and have not determined if we will do so in the future.

Other. Our other compensation is designed to attract and retain employees by enhancing our overall compensation package. We provide automobiles to certain of the NEOs and certain other employees for business and personal use. The personal use is valued according to IRS guidelines and reported as taxable income to the individuals. We value vehicle usage for disclosure in our proxy statement based upon the aggregate incremental cost to us adjusted to reflect each individual’s personal use of the vehicle.

We allow Mr. Hamm to use the corporate aircraft for personal trips. The value of such trips is calculated according to IRS guidelines and reported as taxable income to him. Aircraft usage is valued for disclosure in our proxy statement based on the aggregate incremental cost to us.

We have a defined contribution retirement plan (“401K”) covering all our full-time employees, including the NEOs. Our contributions to the plan are discretionary and based on a percentage of eligible compensation. Our contribution to the plan for each eligible employee during 2011 was a maximum of 6% of the covered employee’s eligible compensation, depending on the employee’s level of contribution into the employee’s account. As of January 1, 2012, the contribution level was amended up to a maximum of 7% of the covered employee’s eligible compensation depending on the employee’s level of contribution into the employee’s account.

All full-time employees, including the NEOs, may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance. We provide all full-time employees, including the NEOs, with life insurance coverage of the lesser of two times base salary or $500,000 and allow them to purchase incremental amounts above this. We do not sponsor any qualified or non-qualified defined benefit plans.

In connection with the relocation of the Company’s headquarters from Enid, Oklahoma to Oklahoma City, Oklahoma, the Company offered a relocation package (the “Relocation Package”) containing the features described below to approximately 79% of the employees, including the NEOs, other than Mr. Hamm and Mr. Eissenstat. The Company is implementing the Relocation Package through a contract with Weichert Relocation Resources, Inc. (“Weichert”). Under the terms of the Relocation Package, employees are entitled to: (i) receive a payment equal to four weeks’ salary to assist in defraying miscellaneous relocation costs; (ii) elect to have their home purchased by Weichert based on an appraised value, if certain conditions are satisfied; (iii) receive incentive payments if they are able to sell their homes under certain conditions; and (iv) receive reimbursement for a portion of their loss if their home sells for less than its appraised value or the actual price paid by the employee for the home (using whichever measure would result in a larger reimbursement). Other benefits available in the Relocation Package include packing and transportation of household goods, reimbursement of duplicate housing costs and closing costs in connection with an employee’s home sale and purchase transactions. Under the terms of its agreement with Weichert, the Company will reimburse Weichert to the extent it incurs costs in connection with providing any of the benefits described above.

Impact of Accounting and Tax Treatment

We believe it is important to have flexibility in designing the compensation program in a manner to achieve the objectives described above under “—Compensation Objectives.” Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Under Section 162(m) of the Internal Revenue Code, a publicly-held company can deduct for federal tax purposes no more than $1 million of annual compensation paid to its principal executive officer and each of its three other most highly-paid officers other than the principal financial officer. The Section 162(m) restriction applies to salary, bonuses, and other compensation not directly tied to performance. Our compensation program does not meet the requirements for tax deductibility of annual compensation in excess of $1 million because the relevant compensation is not payable solely on account of the attainment of one or more performance goals.

Insider Trading Policy

Our insider trading policy states that executive officers and directors may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock or buy our securities on margin or pledge our securities as collateral for a loan. The purchase or sale of stock by our officers and directors may only be made during a window of time described in our policy and after approval by our General Counsel.

Summary Compensation Table

The following table sets forth the compensation of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers. We refer to these five individuals collectively as the “NEOs” for 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)		All Other Compensation ($) (4)	Total ($)
Harold G. Hamm Chairman of the Board and Chief Executive Officer	2011 2010 2009	$856,154 807,692 745,000	$1,250,000 750,000 550,000	$3,670,753 3,329,565 2,607,120		$46,864 92,000 96,646	$5,823,771 4,979,257 3,998,766

Jeffrey B. Hume President and Chief Operating Officer	2011 2010 2009	425,000 361,539 299,231	480,000 400,000 220,000	1,573,000 1,441,155 613,440		15,331 16,454 14,752	2,493,331 2,219,148 1,147,423

John D. Hart Senior Vice President, Chief Financial Officer and Treasurer	2011 2010 2009	343,077 297,692 264,615	330,000 287,500 190,000	1,048,876 1,043,595 460,080		60,816 14,076 15,239	1,782,769 1,642,863 929,934

Jack H. Stark Senior Vice President, Exploration	2011 2010 2009	338,846 309,615 275,385	350,000 265,000 200,000	996,653 993,900 506,088		17,727 14,950 15,334	1,703,226 1,583,465 996,807

Eric S. Eissenstat (1) Senior Vice President, General Counsel and Secretary	2011	301,847	315,000	3,141,033	(3)	14,700	3,772,580

(1)	Mr. Eissenstat has an employment agreement. For a summary of Mr. Eissenstat’s employment agreement, see “Payments in the Event of a Change in Control or Termination – Eissenstat Employment Agreement.”
(2)	The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, for awards granted during the indicated year. A discussion of the assumptions used in calculating these values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. See “—Grants of Plan Based Awards” for additional information regarding grants made in 2011.
(3)	Includes an initial grant vesting over three years to Mr. Eissenstat under the terms of his employment agreement. For additional information regarding grants made to Mr. Eissenstat during 2011, see “—Grants of Plan Based Awards.”

(4)	All Other Compensation includes the following elements:

Name	Year	Personal Use of Company Aircraft ($)(a)	Personal Use of Company Vehicle ($)(b)	Contributions to 401(K) Plan ($)	Relocation Expenses ($)(c)		Other ($)		Total ($)
Harold G. Hamm	2011 2010 2009	$30,328 72,822 83,756	$1,175 6,928 640	$14,700 12,250 12,250	— — —		$661 — —	(e)	$46,864 92,000 96,646

Jeffrey B. Hume	2011 2010 2009	— — —	631 4,204 2,502	14,700 12,250 12,250	— — —		— — —		15,331 16,454 14,752

John D. Hart	2011 2010 2009	— — —	2,291 1,826 2,989	14,700 12,250 12,250	43,825 — —	(d)	— — —		60,816 14,076 15,239

Jack H. Stark	2011 2010 2009	— — —	3,027 2,700 3,084	14,700 12,250 12,250	— — —		— — —		17,727 14,950 15,334

Eric S. Eissenstat	2011	—	—	14,700	—		—		14,700

(a)	We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and smaller variable costs. Since the Company-owned aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the Company-owned aircraft.
(b)	We calculate the incremental cost to the Company of any personal use of the Company vehicles, including fuel, maintenance, insurance, lease payments and depreciation.
(c)	Expenses incurred pursuant to the Relocation Package offered to employees in connection with the previously announced relocation of the Company’s headquarters from Enid, Oklahoma to Oklahoma City, Oklahoma.
(d)	Includes $26,154 of relocation expense allowance, $8,153 for duplicate housing costs, $3,872 for home closing costs and $5,646 for tax gross-ups in connection with the duplicate housing and home closing costs.
(e)	Includes $450 for home appraisal costs and $211 for tax gross-ups in connection with this expense.

Grants of Plan Based Awards

The following table reflects information concerning awards of restricted stock granted to our NEOs during the fiscal year ending December 31, 2011 under the Company’s 2005 Plan.

Name	Grant Date	Date of Compensation Committee Action	Stock Awards: Number of Shares (1)	Grant Date Fair Value of Stock Awards ($) (2)
Harold G. Hamm	11/3/2011	11/2/2011	58,340	$3,670,753
Jeffrey B. Hume	11/3/2011	11/2/2011	25,000	1,573,000
John D. Hart	11/3/2011	11/2/2011	16,670	1,048,876
Jack H. Stark	11/3/2011	11/2/2011	15,840	996,653
Eric S. Eissenstat	2/24/2011	2/23/2011	36,000	2,458,980
	11/3/2011	11/2/2011	10,840	682,053

(1)

Other than the February 2011 award to Mr. Eissenstat, the awards reported in this column all vest on November 15, 2014. The shares awarded to Mr. Eissenstat in February of 2011, in accordance with the terms of his employment agreement, will vest in increments of 12,000 shares on February 15 of each year, commencing in 2012. All awards other than Mr. Eissenstat’s will vest on an accelerated basis, only in the event of a change in control. See “Payments in the Event of a Change in Control or Termination – Vesting

of Restricted Stock on Change in Control” hereafter for a description of the events that would trigger a change in control for these awards. Mr. Eissenstat’s shares will vest on the occurrence of certain events set forth in his employment agreement with the Company. See “Payments in the Event of a Change in Control or Termination – Eissenstat Employment Agreement” hereafter for a description of events that would cause Mr. Eissenstat’s shares to vest on an accelerated basis.
(2)	The aggregate grant date fair value of each equity award is computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Outstanding Equity Awards as of December 31, 2011

The following table reflects outstanding stock options and unvested restricted stock held by our NEOs as of December 31, 2011:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Option (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (2)	Market Value of Shares of Stock that Have Not Vested ($) (3)
	Exercisable	Unexercisable
Harold G. Hamm	—	—	—	—	193,340	$12,897,711
Jeffrey B. Hume	—	—	—	—	70,000	4,669,700
John D. Hart	—	—	—	—	49,670	3,313,486
Jack H. Stark	82,000	—	$0.7064	4/1/12	49,040	3,271,458
Eric S. Eissenstat	—	—	—	—	46,840	3,124,696

(1)	There have been no grants of stock options under our 2000 Plan to any of the NEOs since December 22, 2004.
(2)	Shares represent restricted stock awards. Unvested shares will vest as follows (i) 68,000 shares on October 5, 2012, 67,000 shares on November 15, 2013 and 58,340 shares on November 15, 2014, for Mr. Hamm; (ii) 16,000 shares on October 5, 2012, 29,000 shares on November 15, 2013 and 25,000 shares on November 15, 2014, for Mr. Hume; (iii) 12,000 shares on October 5, 2012, 21,000 shares on November 15, 2013 and 16,670 shares on November 15, 2014, for Mr. Hart; (iv) 13,200 shares on October 5, 2012, 20,000 shares on November 15, 2013 and 15,840 shares on November 15, 2014, for Mr. Stark; and (v) 12,000 shares on February 15, 2012, 12,000 shares on February 15, 2013, 12,000 shares on February 15, 2014, and 10,840 shares on November 15, 2014, for Mr. Eissenstat.
(3)	Market value is based on the closing price of our Common Stock as of December 31, 2011.

None of the NEOs participate in an equity incentive plan other than the 2000 Plan and 2005 Plan described herein.

Options Exercised and Restricted Stock Vested During 2011

The following table reflects information concerning options exercised by NEOs and shares of restricted stock held by NEOs that vested during 2011:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
Harold G. Hamm	—	—	68,000	$3,213,340
Jeffrey B. Hume	—	—	16,000	756,080
John D. Hart	—	—	12,000	567,060
Jack H. Stark	6,000	$374,212	13,200	623,766
Eric S. Eissenstat	—	—	—	—

(1)	Value realized on exercise of stock options is equal to the difference between the market price of the Common Stock acquired on the date of exercise and the exercise price.
(2)	Value realized on vesting is calculated by multiplying the number of shares by the mean average of the high and low stock price upon day of vesting pursuant to IRS regulation §20.2131-2.

Employee Benefit Plans

Amended and Restated 2005 Plan

General. In October 2005 and as amended in April 2006, our Board and shareholders adopted and approved the 2005 Plan. The purpose of the 2005 Plan is to provide our directors and our employees, advisors and consultants additional incentives designed to motivate them to put forth maximum effort toward the success and growth of the Company and to enable the Company and our affiliates to attract and retain experienced individuals. The 2005 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, restricted stock awards, stock appreciation rights, performance units, and performance bonuses. Restricted stock awards issued under the 2005 Plan are accounted for in accordance with ASC Topic 718.

Administration. Our Board has appointed the Compensation Committee to administer the 2005 Plan. In general, the Compensation Committee is authorized to select the recipients of awards, establish the terms and conditions of those awards, accelerate the vesting, exercise or payment of an award or the performance period of an award, and determine to what extent a performance bonus may be deferred. In connection with the adoption of the 2005 Plan, our Board terminated our 2000 Plan, except with respect to unexercised options outstanding thereunder.

Shares Subject to the 2005 Plan and Award Limits. The number of shares of our Common Stock that may be issued under the 2005 Plan may not exceed 5,500,000, subject to adjustment as described below. Shares of Common Stock attributable to awards that have expired, terminated or been canceled or forfeited, or have otherwise terminated without the issuance of an award, are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock that may be subject to options, stock appreciation rights, restricted stock awards, or performance unit awards granted under the 2005 Plan to any one individual during any calendar year may not exceed 220,000 shares.

Options. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the 2005 Plan, whether the option is an incentive stock option or an option that does not constitute an incentive stock option, will be determined by our Board or the Compensation Committee, but the purchase price will not be less than the fair market value of a share of Common Stock on the date the option is granted. Options may be granted independently or in tandem with stock appreciation rights.

Stock Appreciation Rights. Our Board or the Compensation Committee may grant stock appreciation rights independent of or in tandem with options to purchase Common Stock. A stock appreciation right allows the holder to receive, upon exercise of the right, an amount equal to the difference between the fair market value of the shares of our Common Stock on the exercise date and the exercise price stated in the award. The exercise price of a stock appreciation right can never be less than the fair market value of our Common Stock on the day of the award. The amount to be received upon exercise of a stock appreciation right will be paid in shares of our Common Stock.

Restricted Stock. Shares of Common Stock that are the subject of a restricted stock award under the 2005 Plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares to us under certain circumstances (the “forfeiture restrictions”). The forfeiture restrictions will be determined by our Board or the Compensation Committee, as applicable, and may provide that the forfeiture restrictions will lapse upon (a) continuous employment or, in the case of an award granted to a director or consultant, service to us or our affiliates, for a specified period of time, (b) the attainment of one or more operational, financial and/or stock performance criteria (the “performance criteria”) established by the Board or the Compensation Committee, as applicable, that are based on (1) reserve additions or replacements, (2) finding and development costs, (3) production volume, (4) production costs, (5) earnings (including net income or earnings before interest, taxes, depreciation and amortization (“EBITDA”)), (6) earnings per share, (7) cash flow, (8) operating income, (9) general and administrative expenses, (10) debt to equity ratio, (11) debt to cash flow ratio, (12) debt to EBITDA ratio, (13) EBITDA to interest ratio, (14) return on assets, (15) return on equity, (16) return on invested capital, (17) profit returns/margins, (18) stock price appreciation, (19) total shareholder return, and (20) relative stock price performance, or (c) a combination of any of the foregoing. In addition to acceleration of restricted stock awards upon a change in control of the Company, our Board or Compensation Committee, as applicable, may provide that an award accelerates upon an eligible employee’s retirement on or after his attainment of age 62, death, or disability. Our Board may provide a restricted stock award granted to a director or consultant will accelerate upon his resignation.

Performance Units. A performance unit award under the 2005 Plan is an award of a monetary unit that may be earned based on performance during a performance period of one year or more. At the time of the grant of a performance unit award, our Board or the Compensation Committee, as applicable, will establish the target, maximum and minimum value of each performance unit, the applicable performance criteria, and time period over which the performance will be measured. Payment of a performance unit award may be in cash or shares of Common Stock, as determined in the sole discretion of our Board or the Compensation Committee as applicable.

Performance Bonuses. A performance bonus under the 2005 Plan is an award that provides for a payment that may be earned based upon performance during a period of one year or more. At the time of the grant of a performance bonus under the 2005 Plan, our Board or the Compensation Committee, as applicable, will establish the amount that may be earned as a performance bonus under the award and the applicable performance criteria. Payment of a performance bonus award may be in cash or shares of Common Stock, as determined in the sole discretion of our Board or Compensation Committee, as applicable.

Change in Control. All awards under the 2005 Plan become fully vested, fully earned and exercisable upon the occurrence of a change in control of the Company, as defined in the 2005 Plan. The value of the affected awards for our NEOs as of December 31, 2011 is set forth under “Outstanding Equity Awards at December 31, 2011.”

Amendment and Termination of the 2005 Plan and Awards. The maximum term of any award under the 2005 Plan is ten years. No awards under the 2005 Plan may be granted after ten years from its effective date (October 3, 2005). The 2005 Plan will remain in effect until all awards granted under the 2005 Plan have been settled. Our Board, in its discretion, may terminate the 2005 Plan at any time with respect to any shares of our Common Stock for which awards have not been granted. Our Board may amend the 2005 Plan in any manner, but any amendment to increase the maximum aggregate number of shares that may be issued under the 2005 Plan (except by operation of the 2005 Plan’s adjustment provision), materially modify the class of individuals eligible to receive awards under the 2005 Plan, or materially increase the benefits to participants under the 2005 Plan requires the approval of our shareholders. No change in any award previously granted under the 2005 Plan may be made which would impair the rights of the holder of such award without the consent of the holder. Our Board is prohibited from canceling, reissuing or modifying an award under the 2005 Plan if such action will have the effect of repricing the award.

Adjustment. The maximum number of shares of Common Stock that may be issued under the 2005 Plan, and the number of shares subject to any award that has been granted under the 2005 Plan, are subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. Under the 2005 Plan, we will not make such adjustments unless they would cause at least a 1% increase or decrease in the number of shares subject to any award available under the 2005 Plan.

2000 Stock Option Plan

General. In October 2000, our Board and shareholders adopted and approved the 2000 Plan. In connection with the adoption of the 2005 Plan, our Board terminated the 2000 Plan, except with respect to unexercised options outstanding under the 2000 Plan. The purpose of the 2000 Plan was to provide our directors and employees and employees of our affiliates additional incentives designed to motivate them to put forth maximum effort toward the success and growth of the Company and to enable us and our affiliates to attract and retain experienced individuals. The 2000 Plan provided for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and options that do not constitute incentive stock options. All outstanding options issued under the 2000 Plan have been exercised or expired.

Defined Contribution Plan

We offer a tax qualified defined contribution “401K” plan to all of our employees, including our executive officers, to provide a benefit payable to an employee or his or her heirs upon retirement, total disability, or death. Under the terms of the plan and subject to limitations of federal law, our employees can elect to defer a portion of their compensation and direct such deferrals to the investments offered under the plan, generally consisting of mutual funds in various asset classes. Subject to the terms of the plan, we make discretionary cash contributions to the plan on behalf of the participant employees. Our contribution to the plan for each eligible employee during 2011 was a maximum of 6% of the covered employee’s eligible compensation, depending on the employee’s level of contribution into the employee’s account. As of January 1, 2012, the contribution level was amended up to a maximum of 7% of the covered employee’s eligible compensation depending on the employee’s level of contribution into the employee’s account. Participants are immediately vested in their deferred contributions, but our contributions are subject to certain vesting requirements. Executive officers participate in the plan on the same basis as all other employees. Our 2011 contributions to the plan for the account of the NEOs are included in the Summary Compensation Table above.

Health and Welfare Benefit Programs

All full-time employees and directors, including our executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care insurance and disability insurance. We provide all full-time employees, including our executive officers, with life insurance coverage of the lesser of two times base salary or $500,000 and allow them to purchase incremental amounts above this base amount.

Payments in the Event of a Change in Control or Termination

Vesting of Restricted Stock on Change in Control. All of our employees’ and directors’ unvested shares of restricted stock will vest if a change in control occurs as defined in the agreements relevant to their situation. Our employees and directors, other than Mr. Eissenstat (who has an employment agreement described below), are subject to the following definition of change in control:

A “change in control” means:

•

any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the shareholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

•	the merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than

50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger or consolidation; or

•

the sale of all or substantially all of the Company’s assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

Listed in the following table is the value of unvested shares of restricted stock held by our NEOs, other than Mr. Eissenstat, as of December 31, 2011, which would fully vest and be immediately available in the event of a change in control. The value of Mr. Eissenstat’s unvested shares appears below in the discussion of his employment agreement. The table assumes a change in control occurred on December 31, 2011 and the per-share value is the closing price of our Common Stock as of December 31, 2011.

Name	Early Vesting of Restricted Stock ($)	Termination Payment ($)	Total ($)
Harold G. Hamm	$12,897,711	—	$12,897,711
Jeffrey B. Hume	4,669,700	—	4,669,700
John D. Hart	3,313,486	—	3,313,486
Jack H. Stark	3,271,458	—	3,271,458

Eissenstat Employment Agreement. Mr. Eissenstat’s employment agreement with the Company is dated October 14, 2010 (the “Employment Agreement”) and has an effective date of December 1, 2010. The Employment Agreement’s initial term expires on the second anniversary of the effective date (the “Initial Term”). Following the Initial Term, the agreement automatically renews for additional one year periods, unless terminated at least 60 days prior to the expiration date of the then current term. The Employment Agreement provides for an annual base salary of not less than $300,000 per year, which may be increased but not decreased without Mr. Eissenstat’s consent. The Employment Agreement also provides the target level for annual cash bonuses will be at least 66% of Mr. Eissenstat’s base salary and for an initial award of 36,000 shares of restricted stock, vesting ratably over a three year period.

Under the currently applicable terms of the Employment Agreement, if Mr. Eissenstat’s employment had been terminated on December 31, 2011, he could have received payments in connection with one of the three termination scenarios: (i) termination for any reason (other than where a Change in Control Election (as defined below) has been made); (ii) termination where a Change in Control Election has been made; and (iii) death. If Mr. Eissenstat’s employment is terminated under either (i) or (ii) as described in the prior sentence, all unvested shares of restricted stock held by him will vest.

If Mr. Eissenstat’s employment with the Company had been terminated for any reason other than death and Mr. Eissenstat did not or was not entitled to make a Change in Control Election, he would have been entitled to receive payments and benefits having the values indicated below:

•	$1,289,200 in a lump sum cash termination payment for salary, bonus, and certain other accrued obligations;

•	$44,245 in connection with continued medical, hospitalization, and dental benefits; and

•	$3,124,696 in connection with the early vesting of restricted stock (based on the closing price of our Common Stock as of December 31, 2011).

If Mr. Eissenstat’s employment with the Company had been terminated “In Connection with a Change in Control” (as such term is defined in the Employment Agreement) and Mr. Eissenstat elected to receive payments under the change in control provisions of the Employment Agreement (referred to herein as a “Change in Control Election”), he would have been entitled to receive payments and benefits having the values indicated below:

•	$1,096,800 in a lump sum cash termination payment for salary, bonus, and certain other accrued obligations;

•	$44,245 in connection with continued medical, hospitalization, and dental benefits; and

•	$3,124,696 in connection with the early vesting of restricted stock (based on the closing price of our Common Stock as of December 31, 2011).

If Mr. Eissenstat’s employment with the Company had been terminated in connection with his death he would be entitled to receive $140,000 in a lump sum cash termination payment for salary and certain other accrued obligations.

Following the Initial Term, the Employment Agreement may be terminated by Mr. Eissenstat for “Good Reason” (as defined in the Employment Agreement), in connection with a Change in Control Event or voluntarily. Following the Initial Term, the Company may terminate his employment without cause, for Cause (as defined in the Employment Agreement), or due to Disability (as defined in the Employment Agreement). If terminated in connection with a Change in Control Event or death following the Initial Term, Mr. Eissenstat would receive benefits similar to those described above. If Mr. Eissenstat’s employment was terminated by the Company without cause or by Mr. Eissenstat for Good Reason, then Mr. Eissenstat would be entitled to receive a lump sum payment equal to his base salary, the bonus payable during the year in which the termination occurs and certain other accrued obligations. He and his family would also receive continuation of medical, hospitalization and dental benefits for a period of 24 months. If terminated due to Disability, Mr. Eissenstat would receive in addition to salary continuance during a seven month disability period, payment of certain accrued obligations at the time of his termination and continuance of any applicable disability benefits following his termination. If Mr. Eissenstat’s employment was terminated voluntarily or by the Company for Cause, then Mr. Eissenstat would receive payment in connection with certain accrued obligations.

Indemnification Agreements

All of our officers, including the NEOs, and directors have entered into customary indemnification agreements with us, pursuant to which we have agreed to indemnify our officers and directors to the fullest extent permitted by law.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation plans are appropriately structured and not reasonably likely to result in material risk to us. We believe our approach of subjectively evaluating performance results of each executive assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk-taking. Further, one of the primary factors we take into consideration in setting compensation is the performance of the Company as a whole. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our shareholders as a whole. Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for determining awards to employees of stock or other equity compensation and reviewing and approving the individual elements of the total compensation of the Chief Executive Officer, the other NEOs and other senior executive officers. The Compensation Committee is also obligated to communicate to shareholders information regarding the factors and criteria on which the Chief Executive Officer’s compensation was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation, and the specific relationship of corporate performance to executive compensation overall.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) above with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this proxy statement.

The preceding report is presented by the members of the Compensation Committee.

/s/ H.R. Sanders, Jr. H.R. Sanders, Jr. Committee Chairman	/s/ Lon McCain Lon McCain Committee Member	/s/ Edward T. Schafer Edward T. Schafer Committee Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock, as of January 19, 2012, by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than five percent of the issued and outstanding Common Stock. The information is based on the schedule 13G/A filed by Bert H. Mackie and H. Thomas Hamm with the SEC on January 23, 2012.

Security Ownership of Certain Beneficial Owners

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Bert H. Mackie	14,687,501	(1)	8.1%

(1)	All of the shares beneficially owned by Mr. Mackie are held by him as a co-trustee of two irrevocable trusts established for the benefit of the children of Mr. Hamm, our Chairman and Chief Executive Officer. Mr. Mackie shares voting and dispositive power with respect to 8,800,087 of the shares reported above with H. Thomas Hamm, the co-trustee of the Harold Hamm DST Trust. Mr. Mackie shares voting and dispositive power with respect to 5,887,414 of the shares reported above with Jane Elizabeth Hamm, the co-trustee of the Harold Hamm HJ Trust. Mr. Mackie’s business address is 302 N. Independence, Enid, Oklahoma 73701. Mr. Hamm does not possess any voting or investment power with respect to the irrevocable trusts established for the benefit of his children and, therefore, does not beneficially own any shares of Common Stock held by such trusts.

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 12, 2012 by (a) each of our directors and director nominees, (b) each of the executive officers and (c) all of our directors and executive officers as a group.

Security Ownership of Directors and Executive Officers

	Beneficial Ownership
Name of Director or Executive Officer	Number of Shares (1)	Percent of Class (2)
David L. Boren	13,890	*
Eric S. Eissenstat	41,023	*
Robert J. Grant	22,872	*
Harold G. Hamm	123,159,048	68.04%
John D. Hart	79,892	*
Jeffrey B. Hume(3)	292,475	*
Lon McCain	29,655	*
John T. McNabb, II	17,666	*
Mark E. Monroe	130,973	*
Richard E. Muncrief	65,218	*
Steven K. Owen	22,368	*
H.R. Sanders, Jr.	19,988	*
Edward T. Schafer	11,945	*
Jack H. Stark(4)	235,296	*

All Directors and executive officers as a group (14 persons)	124,142,309	68.58%

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities. The following persons have sole voting and investment power with respect to the restricted stock included in the number of shares listed opposite each person’s name in the table above, subject to the terms of the documents relevant to each restricted stock award: Mr. Boren – 13,890 shares; Mr. Eissenstat – 34,840 shares; Mr. Grant – 11,389 shares; Mr. Hamm – 193,340 shares; Mr. Hart – 49,670 shares; Mr. Hume – 70,000 shares; Mr. McCain – 11,389 shares; Mr. McNabb – 13,333 shares; Mr. Monroe – 11,949 shares; Mr. Muncrief – 50,500 shares; Mr. Owen – 20,090 shares; Mr. Sanders – 11,389 shares; Mr. Schafer – 11,945 shares; Mr. Stark – 49,040 shares; and all directors and executive officers as a group – 552,764 shares.
(2)	Based on total shares outstanding of 181,008,406 on March 12, 2012.
(3)	Includes 70,000 shares held by a limited liability company owned by Mr. Hume and his wife.
(4)	Includes 136,800 shares held by a limited liability company owned by Mr. Stark and his wife and 440 shares held through his daughter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. We are required to disclose delinquent filings of reports by such persons during the year ended December 31, 2011.

Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% shareholders were met.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and that of our shareholders.

The Board recommends that the shareholders vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2012.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee’s charter can be found in the Corporate Governance section of our website at www.clr.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2011, with the independent auditor, with and without management present. Management has the primary responsibility for our financial statements and the overall reporting process, including assuring that we develop and maintain adequate financial controls and procedures for monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Our independent auditor is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discussing with the Audit Committee any issues it believes should be raised.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and us that might bear on the auditor’s independence consistent with applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the auditor any relationships that may impact its objectivity and independence, and satisfied itself as to the auditor’s independence. The independent auditor reviewed its audit plans, audit scope, and identification of audit risks with the Audit Committee. The Audit Committee also discussed with management and the independent auditor the quality and adequacy of our internal controls.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance.”

Based on the above-mentioned review and discussions with management and the independent auditor, the Committee recommended to the Board and the Board approved the Committee’s recommendation that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. The Audit Committee also recommended to the Board and the Board approved the reappointment of the independent auditor for 2012.

The preceding report is presented by the members of the Audit Committee.

/s/ Mark E. Monroe Mark E. Monroe Committee Chairman	/s/ Robert J. Grant Robert J. Grant Committee Member	/s/ Lon McCain Lon McCain Committee Member	/s/ John T. McNabb, II John T. McNabb, II Committee Member	/s/ H.R. Sanders, Jr. H.R. Sanders, Jr. Committee Member

Audit and Other Fees

Grant Thornton served as our independent registered public accounting firm during 2011 and 2010. The aggregate fees billed by Grant Thornton for the years ended December 31, 2011 and 2010 for various services are set forth below:

	2011 ($)	2010 ($)
Audit Fees	$577,598	$720,391
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$577,598	$720,391

Fees for audit services include fees associated with our annual consolidated audits, the review of our quarterly reports on Form 10-Q, Sarbanes Oxley Act compliance review and services that are normally provided by the accountant in connection with statutory or regulatory filings. Audit fees for 2010 include amounts paid in connection with our issuance and registration of 7 3/8% Senior Notes due 2020 and 7 1/8% Senior Notes due 2021, for services associated with the preparation of comfort letters and consents and assistance with and review of documents filed with the SEC. Audit fees for 2011 include amounts paid in connection with our public offering and sale of common stock in March 2011, for services associated with the preparation of comfort letters and assistance with and review of documents filed with the SEC.

As necessary, the Audit Committee considers whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and has adopted a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Audit Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2011 audit fees were approved in advance in accordance with the Audit Committee’s policies.

Attendance at Annual Meeting

Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSAL 3: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK PURSUANT TO THE TERMS AND CONDITIONS OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF MARCH 27, 2012, AMONG THE COMPANY, WHEATLAND AND THE SHAREHOLDERS OF WHEATLAND, IN ACCORDANCE WITH SECTION 312.03(b) OF THE NEW YORK STOCK EXCHANGE LISTED COMPANY MANUAL AND THE REQUIREMENTS OF THE PURCHASE AND SALE AGREEMENT

The Special Committee unanimously determined this proposal is in our and our minority shareholders’ best interests and recommended the disinterested members of the Board make a similar determination. After receiving the recommendation from the Special Committee, the disinterested members of our Board unanimously determined this proposal is in our and our minority shareholders’ best interests and further directed this proposal be submitted for consideration by our shareholders at the Annual Meeting. Mr. Hamm was not present at the meeting where the Board approved the proposed transaction with Wheatland.

General

On March 27, 2012, we entered into the Purchase and Sale Agreement with Wheatland and its shareholders, the Hamm Revocable Trust and Mr. Hume, pursuant to which we agreed to acquire all of Wheatland’s right, title and interest in and to certain crude oil and natural gas properties and related assets in the States of Mississippi, Montana, North Dakota and Oklahoma, which constitute substantially all of the assets of Wheatland, and to assume certain liabilities of Wheatland related thereto.

Set forth below is important information relevant to your consideration of the Wheatland Proposal. You are encouraged to review this information prior to deciding how to vote with respect to the Wheatland Proposal.

The disinterested members of the Board recommend that the shareholders vote “FOR” the issuance of shares of our Common Stock pursuant to the terms and conditions of the Purchase and Sale Agreement, dated as of March 27, 2012, among the Company, Wheatland and the Shareholders of Wheatland.

Vote Required

Subject to certain limited exceptions, Section 312.03(b) of the New York Stock Exchange Listed Company Manual requires shareholder approval prior to the issuance of common stock in any transaction or series of related transactions, to a director, officer or substantial security holder of the company if, in any such case, the number of shares of common stock to be issued exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

The New York Stock Exchange Listed Company Manual requires the approval by a majority of votes cast on the Wheatland Proposal at the Annual Meeting, provided the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Oklahoma state law requires any proposal submitted to the Company’s shareholders be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

In addition, pursuant to the Purchase and Sale Agreement, the Wheatland Proposal will not be deemed approved if it does not receive the approval of a majority of the issued and outstanding shares held by shareholders other than members of the Company’s Board, the Company’s executive officers, Mr. Hamm and his affiliates, and Mr. Hume and his affiliates (we refer to this vote requirement as the “Unaffiliated Vote Requirement” and these shareholders as the “Excluded Shareholders”).

As of the record date, there were [—] shares of our Common Stock outstanding, of which the Excluded Shareholders may be deemed to beneficially own, in the aggregate, [—] shares. The shares of Common Stock held by the Excluded Shareholders represents, in the aggregate, approximately [—]% of the outstanding shares of our

Common Stock as of the record date. The Hamm Revocable Trust and Mr. Hume have agreed to vote all of the shares of our Common Stock that they beneficially own in favor of the Wheatland Proposal. As a result, because the Hamm Revocable Trust and Mr. Hume beneficially own, in the aggregate, in excess of 50% of all securities entitled to vote on the Wheatland Proposal, the vote required under the NYSE rules and Oklahoma state law will be satisfied.

In order to satisfy the Unaffiliated Vote Requirement under the Purchase and Sale Agreement, an additional approximate [—] shares of Common Stock (representing a majority of the outstanding shares of Common Stock held by shareholders other than the Excluded Shareholders), or approximately [—]% of the outstanding shares of Common Stock, as of the record date, must vote in favor of the Wheatland Proposal. The irrevocable trusts established for the benefit of the children of Mr. Hamm, which as of the record date beneficially own approximately [—]% of the outstanding Common Stock of the Company and over which Mr. Hamm does not possess any voting or investment power, are not considered Excluded Shareholders and, therefore, their vote will be counted towards satisfying the Unaffiliated Vote Requirement.

If you “Abstain” from voting, it will have the same effect as an “Against” vote on the Wheatland Proposal, as abstentions are treated as entitled to vote under state law and NYSE rules. Since the Wheatland Proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote and accordingly, will have no impact on whether the Wheatland Proposal is approved for purposes of Oklahoma state law or the NYSE rules. However, because the Purchase and Sale Agreement contains the Unaffiliated Vote Requirement, a broker non-vote will have the same effect as a vote against the Wheatland Proposal for purposes of the requirements of the Purchase and Sale Agreement.

Interests of Certain Persons

Mr. Hamm owns approximately 68.04% of our outstanding shares of Common Stock as of March 12, 2012, and is our Chairman of the Board and Chief Executive Officer. Mr. Hume is our President and Chief Operating Officer. Messrs. Hamm and Hume are also officers of Wheatland, and the Hamm Revocable Trust and Mr. Hume are the owners of all the common stock of Wheatland. Based on the foregoing relationships, both Mr. Hamm and Mr. Hume are “related parties” for purposes of Section 312.03(b) of the New York Stock Exchange Listed Company Manual. As of the record date, there were [—] shares of Common Stock outstanding. We anticipate issuing shares of Common Stock to the Hamm Revocable Trust and Mr. Hume in accordance with the terms and conditions of the Purchase and Sale Agreement in an amount exceeding 1% of the issued and outstanding shares of Common Stock as of the record date (or approximately [—] shares). Based on an Unadjusted Purchase Price of $340 million and a closing sales price of our Common Stock on the New York Stock Exchange on the record date for the Annual Meeting of $[—], we would issue [—] shares of Common Stock under the Purchase and Sale Agreement. The actual number of shares of Common Stock issued pursuant to the Purchase and Sale Agreement will not be known until the closing of the transaction and the completion of any adjustments contemplated by the Purchase and Sale Agreement, and the value of such shares could be more or less than $340 million.

Information about the Companies

Continental. We are an independent crude oil and natural gas exploration and production company with operations in the North, South and East regions of the United States. The North region consists of properties north of Kansas and west of the Mississippi river and includes North Dakota Bakken, Montana Bakken, the Red River units and the Niobrara play in Colorado and Wyoming. The South region includes Kansas and all properties south of Kansas and west of the Mississippi river including the Anadarko Woodford and Arkoma Woodford plays in Oklahoma. The East region contains properties east of the Mississippi river including the Illinois Basin and the state of Michigan. We were originally formed in 1967 to explore for, develop and produce crude oil and natural gas properties. Through 1989, our activities and growth remained focused primarily in Oklahoma. In 1989, we expanded our activity into the North region. Approximately 71% of our estimated proved reserves as of December 31, 2011 are located in the North region. We have not declared a dividend on our

Common Stock for the past two years and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We are an Oklahoma corporation with principal executive offices at 20 N. Broadway, Oklahoma City, Oklahoma 73102. Our telephone number at that address is (405) 234-9000.

Please see “Where You Can Find More Information” on page 76 of this proxy statement for instructions on how to obtain additional information about us.

Wheatland. Wheatland is a crude-oil concentrated, independent crude oil and natural gas exploration and production company that participates in several of our crude oil and natural gas properties located in the States of Mississippi, Montana, North Dakota and Oklahoma. The Wheatland interests generally range from 5% to 10% of our interests. There is no established public trading market for Wheatland’s common equity. Wheatland has not paid dividends to its shareholders in the past and does not intend to pay dividends to its shareholders in the future. Wheatland is an Oklahoma corporation with executive offices at 302 N. Independence, Suite 1500, Enid, Oklahoma 73701. Its telephone number at that address is (580) 249-4721.

Developed and Undeveloped Acreage. As of January 1, 2012, Wheatland had approximately 588,800 and 17,200 gross and net developed acres, respectively, with 90% of the net developed acres located in the Bakken Field. As of the same date, Wheatland had approximately 886,500 and 22,300 gross and net undeveloped acres, respectively, located in the Bakken Field.

Proved Reserves. The following table contains information regarding Wheatland’s interests in proved developed and proved undeveloped crude oil and natural gas reserves by state as of December 31, 2011, derived from the Company’s year-end proved reserve reports.

	Proved Developed			Proved Undeveloped
	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)	Crude Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Mississippi	—	3.2	0.5	—	—	—
Montana	843.3	964.0	1,003.9	788.6	908.9	940.1
North Dakota	3,478.4	5,324.9	4,365.8	8,779.3	11,241.9	10,653.0
Oklahoma	20.8	1,389.4	252.4	—	—	—

Total	4,342.5	7,681.5	5,622.6	9,567.9	12,150.8	11,593.1

Proved Wells and Locations. The following table presents the total number of proved producing, shut-in and undeveloped wells and locations, on a gross and net basis, by state included in the Assets, as of December 31, 2011.

	Proved
	Producing		Shut-in		Undeveloped		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Mississippi	3	0.2	5	0.4	—	—	8	0.6
Montana	198	6.6	—	—	81	2.7	279	9.3
North Dakota	866	14.8	3	0.1	1,042	26.5	1,911	41.4
Oklahoma	15	4.4	—	—	—	—	15	4.4

Total	1,082	26.0	8	0.5	1,123	29.2	2,213	55.7

During the three years ended December 31, 2011, Wheatland participated in the drilling of the following number of wells on leases included in the Assets:

	Year Ended December 31,
	2011		2010		2009
	Gross	Net	Gross	Net	Gross	Net
Montana	23	0.7	11	0.3	4	0.2
North Dakota	407	6.4	240	4.4	116	1.8

Total	430	7.1	251	4.7	120	2.0

No wells were drilled on properties included in the Assets located in Mississippi or Oklahoma during the three years ended December 31, 2011. As of December 31, 2011, Wheatland was participating in 115 gross (2.0 net) wells in the process of drilling, completing or waiting on completion on properties included in the Assets being acquired from Wheatland pursuant to the transaction.

Production Quantities. The following table sets forth summary information concerning Wheatland’s production by product and state for the years ended December 31, 2011, 2010 and 2009.

	Year Ended December 31,
	2011	2010	2009
Crude Oil (Bbls)
Mississippi	—	—	—
Montana	88,605	81,656	100,433
North Dakota	462,048	256,080	127,442
Oklahoma	1,173	1,319	1,292

Total	551,826	339,055	229,167

Natural Gas (Mcf)
Mississippi	925	1,695	2,716
Montana	81,806	72,178	76,851
North Dakota	459,517	255,309	129,960
Oklahoma	82,946	82,462	88,583

Total	625,194	411,644	298,110

Crude oil equivalents (Boe)
Mississippi	154	283	453
Montana	102,239	93,685	113,241
North Dakota	538,634	298,632	149,102
Oklahoma	14,998	15,063	16,056

Total	656,025	407,663	278,852

Revenues and Costs. The following table sets forth the total amounts of crude oil and natural gas revenues disbursed to Wheatland by us, and by third party operators other than us, for its share of revenues from the sale of crude oil and natural gas from the properties comprising the Assets and payments made by Wheatland to us, and to third party operators other than us, for costs billed to Wheatland for its share of expenditures chargeable to the properties comprising the Assets, for the years ended December 31, 2011, 2010 and 2009.

	Year Ended December 31,
	2011 ($)	2010 ($)	2009 ($)
Crude oil and natural gas revenues:
Revenues disbursed by us	$36,699,000	$16,414,000	$10,388,000
Revenues disbursed by third party operators	8,573,000	3,464,000	2,220,000

Total crude oil and natural gas revenues	$45,272,000	$19,878,000	$12,608,000

Payments made for costs billed:
Payments made to us	$64,860,000	$20,136,000	$15,364,000
Payments made to third party operators	12,483,000	6,007,000	3,765,000

Total payments made for costs billed	$77,343,000	$26,143,000	$19,129,000

Significant Changes in the Assets. Other than ordinary course acquisitions pursuant to a participation agreement between Wheatland and the Company pertaining to certain crude oil and natural gas properties located in North Dakota and Montana and participation in drilling operations conducted by the Company and third party operators relevant to the Assets which has increased the value of the Assets, there have been no significant changes in the Assets during the past three years.

The Purchase and Sale Agreement

The Asset Purchase. The Purchase and Sale Agreement provides for the purchase by us of all of Wheatland’s right, title and interest in and to certain assets located in the States of Mississippi, Montana, North Dakota and Oklahoma, including, but not limited to, the following:

•	certain crude oil, natural gas and mineral leases located in the states of Mississippi, Montana, North Dakota and Oklahoma (collectively, the “Leases”);

•	all pooled, communitized or unitized acreage including all or any part of a Lease (collectively, the “Units”);

•

all oil, gas, water, saltwater, carbon dioxide, disposal and injection (saltwater or otherwise) wells located on, or used or held for use in connection with the operation of, the Leases or the Units and, in the case of saltwater injection, whether or not located on the Leases or Units (collectively, the “Wells”);

•

all flowlines, pipelines, gathering systems and their respective accessories located on the Leases or Units or used, or held for use, in connection with the operation of the Wells (“Gathering Systems”; and together with the Leases, Units and the Wells, the “Properties”);

•	all contracts, agreements and instruments to the extent applicable to the Properties or the production of hydrocarbons from the Properties;

•

all rights and privileges with respect to the use or occupancy of the surface of, or related to the ownership and operation of or convenient to the possession and enjoyment of, the Properties, including surface fee interests, surface use agreements, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights related to the Properties;

•

all equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties or the production of hydrocarbons from the Properties;

•

all hydrocarbons produced from or attributable to the Leases, the Units or the Wells from 7:00 a.m., Central Time, on January 1, 2012 (the “Effective Time” of the Purchase and Sale Agreement) and all products and proceeds attributable thereto;

•	all geophysical and other seismic data, and other technical data and information, relating to the Properties;

•

all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; (ii) liens and security interests in favor of Wheatland, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets; and (iii) any claim of indemnity, contribution or reimbursement relating to obligations of Wheatland that we assume;

•	all rights to audit the records of any person and to receive refunds or payments of any nature, and all amounts of money, in connection with the Assets on or after the Effective Time;

•

all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors and third parties, and rights accruing under applicable statutes of limitations or prescription, to the extent related to or attributable to the Assets;

•

with certain exclusions, all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of Wheatland arising from acts, omissions or events, or damage to or destruction of the Properties occurring from and after the Effective Time; and

•	the records of Wheatland related to the Assets.

The Assets do not include certain non-material assets excluded by the parties from the Acquisition (as further described in the Purchase and Sale Agreement).

Purchase Price. The Unadjusted Purchase Price for the Assets is $340 million. At the closing of the transaction contemplated by the Purchase and Sale Agreement, the Adjusted Purchase Price will be paid in shares of Common Stock. The number of shares of Common Stock to be issued will be determined by dividing the Adjusted Purchase Price by the volume weighted average (rounded to two decimal places) of the daily sale prices for the shares of the Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded and quoted on the New York Stock Exchange ending on and including the date that is ten (10) business days prior to the Annual Meeting; provided, however, if (i) the Closing Share Price is $80.00 or less, the Closing Share Price shall be deemed to be $80.00 and (ii) the Closing Share Price is $87.18 or greater, the Closing Share Price shall be deemed to be $87.18. If the Closing Share Price is $80.00 or less, 4,250,000 shares will be issuable in connection with the Unadjusted Purchase Price. If the Closing Share Price is $87.18 or greater, 3,899,977 shares will be issuable in connection with the Unadjusted Purchase Price.

Once the adjustments to the Unadjusted Purchase Price are made, the actual amount of the Adjusted Purchase Price could result in the issuance of a number of shares in excess of 4,250,000 or less than 3,899,977 at closing. Based on an Unadjusted Purchase Price of $340 million and a closing sales price of our Common Stock on the New York Stock Exchange on the record date for the Annual Meeting of $[•], we would issue [•] shares of Common Stock under the Purchase and Sale Agreement. The actual number of shares of Common Stock issued pursuant to the Purchase and Sale Agreement will not be known until the closing of the transaction and the completion of any adjustments contemplated by the Purchase and Sale Agreement, and the value of such shares could be more or less than $340 million. After closing of the transaction contemplated by the Purchase and Sale Agreement, any further adjustments required by the Purchase and Sale Agreement will be paid in cash, other than adjustments made to reflect the post-closing addition of properties that were excluded from the Assets at closing due to the inability to obtain consents or the existence of preferential rights in favor of a third party, which will be paid in Common Stock based on the Closing Share Price (and any Common Stock so issued will be deemed part of the Wheatland Issuance for purposes of this proxy statement).

As more fully described below, the Unadjusted Purchase Price is subject to customary purchase price adjustments associated with transactions of this nature in the oil and gas industry, including, among other adjustments, an adjustment to allocate to the Company revenues and costs associated with the Assets from 7:00 a.m., Central Time, on January 1, 2012 through the closing of the transaction and reductions or increases to reflect either the diminution in value of the Assets due to title and environmental defects (net of title benefits and the deductible), casualty losses, exercises of preferential rights to purchase, or failure to obtain material consents or the increase in value of the Assets due to title benefits (net of title and environmental defects and the deductible).

The Unadjusted Purchase Price is subject to customary upward adjustments associated with transactions of this nature in the oil and gas industry, including adjustments related to the following:

•	the amount of all costs and expenditures chargeable to the Assets for periods on or after the Effective Time but paid by Wheatland;

•

to the extent that such amounts have been received by us and not paid to Wheatland, (i) all proceeds from the production of hydrocarbons from or attributable to the Properties prior to the Effective Time, (ii) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and (iii) any other similar amounts paid by Wheatland to which Wheatland is entitled under the Purchase and Sale Agreement;

•	the amount of all prepaid expenses paid by Wheatland with respect to the ownership or operation of the Assets after the Effective Time;

•

an amount equal to the sum of (i) with respect to Assets operated by us, the aggregated volumes of marketable hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Assets multiplied by, (x) in the case of gaseous hydrocarbons, $5.23 per mcf and, (y) in the case of liquid hydrocarbons, $78.82 per bbl, and (ii) with respect to Assets not operated by Purchaser, the Non-Op Volume Amount (as defined in the Purchase and Sale Agreement);

•	final settlement of all Imbalances (as defined in the Purchase and Sale Agreement) with respect to any underproduced balances existing as of the Effective Time;

•	an amount, if any, equal to the title benefits (net of title and environmental defects and the deductible); and

•

payment of pre-Effective Time drilling and completion costs for wells identified after the Company’s initial evaluation of the Assets that are being conveyed to the Company with no value associated in favor of Wheatland.

The Unadjusted Purchase Price is subject to customary downward adjustments associated with transactions of this nature in the oil and gas industry, including adjustments related to the following:

•	the amount of all costs and expenditures chargeable to the Assets for periods prior to the Effective Time but paid by us;

•

to the extent that such amounts have been received by Wheatland and not paid to us, (i) all proceeds from the production of hydrocarbons from or attributable to the Properties on or after the Effective Time, (ii) all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time and (iii) any other similar amounts to which we are entitled under the Purchase and Sale Agreement;

•

an amount equal to the values of the Leases and Wells excluded from this transaction due to casualty losses or a failure to obtain the necessary consents and/or waivers of preferential purchase rights;

•	final settlement of all Imbalances (as defined in the Purchase and Sale Agreement) with respect to any overproduced balances existing as of the Effective Time;

•	an amount, if any, equal to the title and environmental defects (net of title benefits and the deductible); and

•

an amount equal to the value of hydrocarbons produced from or allocable to the Wheatland properties that a third party may otherwise be entitled to receive out of Wheatland’s interest in the properties after the Effective Time without making full payment therefor at or after the time of delivery as the result of a “take or pay,” prepayment, forward sale, production payment, deferred production, or similar arrangement in existence at any time from and after the Effective Time until the Closing Date (as defined below).

After closing of the transaction contemplated by the Purchase and Sale Agreement, any further adjustments required by the Purchase and Sale Agreement will be paid in cash, other than adjustments made to reflect the post-closing addition of properties excluded from the Assets at closing due to the inability to obtain consents or the existence of preferential rights in favor of a third party, which will be paid in Common Stock based on the Closing Share Price, and any Common Stock so issued will be deemed part of the Wheatland Issuance for purposes of this proxy statement.

Because the Unadjusted Purchase Price is subject to increase or decrease as described above, you may not know the exact amount of the Adjusted Purchase Price, or number of shares of Common Stock to be issued, in connection with the Wheatland Proposal when you vote on the issuance of shares in connection with the Wheatland Proposal.

Effective Time and Closing of the Acquisition. Possession of the Assets will be transferred from Wheatland to the Company effective as of the Closing Date. However, the Acquisition will be effective as of the Effective Time with respect to certain financial benefits and burdens of the Assets. If our shareholders approve the issuance of shares in connection with the Acquisition at the Annual Meeting, and if all other conditions to the parties’ obligations to effect the transaction are met or waived by the party entitled to do so, we anticipate that the Acquisition will be completed in the second quarter of 2012 (the date of such completion, the “Closing Date”), although delays could occur.

We cannot assure you we can obtain the necessary shareholder approvals or that the other conditions to completion of the Acquisition can or will be satisfied.

Conduct of Business Pending the Closing Date. From the date of the Purchase and Sale Agreement to and including the Closing Date, except with respect to actions that the Company and Wheatland both commit to undertake, Wheatland:

•	will keep us informed of all material developments relating to the Assets;

•	will conduct its business related to the Assets in the ordinary course and in compliance with all applicable laws;

•	will not commit to any new operation (or incur any liabilities) with respect to the Assets in excess of $100,000 (individually) (net to Wheatland’s interest);

•

will not terminate, amend, or extend any Contracts (as defined in the Purchase and Sale Agreement) or enter into any contracts which would be Contracts if in effect on the date the Purchase and Sale Agreement was executed;

•	will maintain insurance coverage on the Assets;

•	will not terminate, amend or modify any of the Leases;

•	will maintain in full force and effect all of the Leases that are presently producing in paying quantities;

•

will use its Reasonable Best Efforts (as defined in the Purchase and Sale Agreement) to maintain all permits, approvals, bonds and guaranties affecting the Assets, and make all filings that Wheatland is required to make under applicable law with respect to the Assets;

•

will not transfer, sell, hypothecate, encumber or otherwise dispose of any Properties or equipment, other than (i) sales or dispositions of hydrocarbon production in the ordinary course of business or any relinquishment of a Lease resulting from the expiration of such Lease in accordance with its terms and (ii) encumbrances that would be permitted encumbrances under the Purchase and Sale Agreement;

•

will not (i) make, change or revoke any tax election; (ii) change an annual accounting period; (iii) adopt or change any accounting method with respect to taxes; (iv) file any amended tax return; (v) enter into any closing agreement; (vi) settle or compromise any tax claim or assessment; or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to taxes; in each case to the extent such action would adversely affect the Assets in any period after the Effective Time; and

•	will not enter into an agreement with respect to any of the foregoing.

Because Wheatland is not the operator of the Properties, the Purchase and Sale Agreement only requires that Wheatland use Reasonable Best Efforts (as defined in the Purchase and Sale Agreement) to cause the operator(s) of the Properties (other than the Company) to comply with the foregoing covenants. The majority of the properties are operated by the Company.

Conditions to Completion of the Acquisition. The Purchase and Sale Agreement contains a number of conditions to the respective obligations of the Company and Wheatland to complete the Acquisition, each of which must be satisfied as a condition prior to the closing of the Acquisition, including, but not limited to, the following:

•	approval of the Wheatland Proposal as described under “Questions and Answers About This Proxy Material and Voting – What vote is required to approve the Wheatland Proposal?” above;

•

certain of the representations and warranties contained in the Purchase and Sale Agreement of the Company and Wheatland must be true and correct in all respects and the remainder of the representations and warranties contained in the Purchase and Sale Agreement of the Company and Wheatland must be true and correct in all material respects;

•	the representations and warranties of Wheatland’s shareholders must be true and correct in all respects;

•

absence of any suit, action or other proceeding by a third party seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by the Purchase and Sale Agreement, or seeking substantial damages in connection therewith;

•

absence of any injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by the Purchase and Sale Agreement, or granting material damages in connection therewith;

•	the receipt of all material consents and approvals of governmental bodies;

•

the transaction contemplated by the Purchase and Sale Agreement cannot fail to qualify as a reorganization under Section 368 (a)(1)(c) of the Internal Revenue Code of 1986, as amended, as a result of a change of law occurring after the date of the Purchase and Sale Agreement;

•	the absence of casualty losses related to the Assets in excess of $17 million; and

•	performance or compliance in all material respects by the Company and Wheatland with their respective covenants and obligations required by the Purchase and Sale Agreement.

Any condition to the consummation of the transaction may be waived in writing by the party to the Purchase and Sale Agreement entitled to the benefit of such condition; provided, however, any waiver of a condition by the Company and any other action or election to be taken by or on behalf of the Company under the Purchase and Sale Agreement shall be reserved and made in the sole discretion of the Special Committee.

Representations and Warranties of the Company, Wheatland and Wheatland’s Shareholders. In the Purchase and Sale Agreement, we have made representations and warranties to Wheatland and its shareholders, and Wheatland and its shareholders have made representations and warranties to us.

The more significant of these relate to the following matters:

•	organization, existence and qualification to do business;

•	authority and power to execute the Purchase and Sale Agreement and to complete the transaction contemplated by the Purchase and Sale Agreement;

•	the absence of conflicts between the execution of the Purchase and Sale Agreement and completion of the transaction contemplated by the Purchase and Sale Agreement and certain other agreements;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings;

•	the absence of certain changes and events; and

•	the title, condition, ownership, operation and use of the Assets (in the case of Wheatland only).

Many of the representations contained in the Purchase and Sale Agreement include customary knowledge and/or materiality qualifiers.

Allocation of Liability. Following the completion of the Acquisition, we will assume all duties, obligations and liabilities with respect to or arising from the Assets on and after the Effective Time, subject to certain purchase price adjustments related thereto, and Wheatland will retain all duties, obligations and liabilities with respect to or arising from the Assets prior to the Effective Time, subject to certain purchase price adjustments related thereto.

Indemnification. The Purchase and Sale Agreement contains customary indemnification provisions associated with transactions of this nature in the oil and gas industry. The Purchase and Sale Agreement provides that the indemnification provisions thereof will be the sole remedy for any breach of a representation or warranty, other than in the event of fraud. The Purchase and Sale Agreement also provides that any limitation on remedies described in the prior sentence does not limit any party’s right to equitable relief. Certain representations and warranties dealing with fundamental issues such as power to enter into the Purchase and Sale Agreement, due authorization, the enforceability of the Purchase and Sale Agreement, and the absence of conflicts survive indefinitely. Wheatland’s representation and warranty in connection with tax matters survive until 60 days after the expiration of the applicable statute of limitations. The tax representations of Wheatland’s shareholders survive until the statute of limitations applicable to such shareholders closes the taxable year in which the transaction occurs plus 60 days. The remaining representations and warranties survive for periods of 12 or 24 months.

Termination of the Purchase and Sale Agreement. If the transaction contemplated in the Purchase and Sale Agreement has not closed on or before August 15, 2012, the Company or Wheatland may terminate the Purchase and Sale Agreement (subject to certain limited exceptions). The Purchase and Sale Agreement may also be terminated at any time by the Special Committee or the Board. If the Purchase and Sale Agreement is terminated it will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the Purchase and Sale Agreement. The Purchase and Sale Agreement does not provide for the payment of a termination fee by any party.

Accounting Treatment and Tax Consequences. Pursuant to the Purchase and Sale Agreement, we will be acquiring substantially all of the assets and liabilities of Wheatland in exchange for our Common Stock in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. As such, for federal income tax purposes, our tax basis in the acquired properties will be Wheatland’s tax basis in the properties. For accounting purposes, the Acquisition represents a transaction between entities under common control as Mr. Hamm is the controlling shareholder of both the Company and Wheatland. Accordingly, we will record the assets acquired and liabilities assumed at Wheatland’s carrying amount, with the excess of the Adjusted Purchase Price over the carrying amount of Wheatland’s net assets being reflected as a decrease in shareholders’ equity.

The Registration Rights Agreement

Pursuant to the Purchase and Sale Agreement, we will enter a registration rights agreement granting the Hamm Revocable Trust and Mr. Hume registration rights for the shares of our Common Stock that the shareholders of Wheatland will receive, at the direction of Wheatland upon the closing of the Acquisition (the “Registerable Securities”). Under the registration rights agreement, the Hamm Revocable Trust and Mr. Hume have demand and “piggyback” registration rights. The demand rights enable each of the Hamm Revocable Trust and Mr. Hume to require us to register their respective shares of Registerable Securities with the SEC at any time, subject to certain limited exceptions, including the requirement that the aggregate proceeds from the demand registration exceed $40 million (net of underwriting discounts and commissions) and that the Company will not be required to effect more than four demand registrations in any three year period. The piggyback rights will allow each of the Hamm Revocable Trust and Mr. Hume to register their Registerable Securities along with any shares we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

Background of the Acquisition

Wheatland acquired its interests in the Assets located in Montana and North Dakota pursuant to a Participation Agreement, effective January 1, 2002 (as amended, the “Participation Agreement”), which required Wheatland to purchase five percent (5%) of the Company’s interest in certain oil and gas properties owned or acquired by the Company within an area consisting of the Company’s principal Bakken plays in Montana and North Dakota. The Participation Agreement expired pursuant to its terms on January 1, 2012. Wheatland also acquired its interests in the Assets in Oklahoma and Mississippi through participation with the Company in connection with acquisitions by the Company of certain oil and gas properties in Oklahoma and Mississippi.

Over time, as Wheatland participated in the drilling of wells on acreage acquired from the Company and in the acquisition of producing properties acquired by the Company, the value of the properties held by Wheatland increased and Wheatland’s principals began to consider options with respect to Wheatland’s assets, including the possibility of liquidating their investment in Wheatland’s assets. Because Wheatland’s principals believed the properties would be attractive for the Company’s acquisition strategy of consolidating its position in the Bakken Field, in approximately November 2010, Wheatland inquired as to the Company’s interest in investigating a possible transaction and requested the Company determine the process to consider acquisition of the Wheatland assets.

The Company’s Board had discussions with Wheatland’s principals regarding a possible transaction over the following months, but no formal action was taken. At the November 2, 2011 Board meeting, Mr. Hamm again inquired as to whether the other members of the Company’s Board desired to consider an acquisition of the Wheatland assets. As a result of Mr. Hamm’s inquiry, and in light of the successful drilling operations by the Company, the quality of the assets held by Wheatland and the commonality of the Wheatland assets with the Company’s holdings, the Board, with Mr. Hamm abstaining from the discussion, determined it would be in the best interests of the Company to consider a possible acquisition of Wheatland’s assets by the Company. In light of Mr. Hamm’s position as the Company’s Chief Executive Officer, Chairman of the Board and principal shareholder, and Mr. Hume’s position as the Company’s President and Chief Operating Officer, the Board determined a Special Committee should be created for the purpose of ensuring the interests of the Company and shareholders who are not affiliated with Wheatland would be protected in connection with any transaction involving the Wheatland assets.

On November 2, 2011, the Board, with Mr. Hamm abstaining, adopted resolutions creating the Special Committee. Pursuant to the resolutions: (i) each member of the Audit Committee was appointed to serve on the Special Committee; (ii) Mr. Monroe was appointed Chairman of the Special Committee; and (iii) each member of the Special Committee was determined to be independent for purposes of evaluating a possible transaction with Wheatland. The resolutions adopted by the Board also gave the Special Committee authority to engage such legal, financial and other advisors as it deems necessary or appropriate, and provided that the Company pay all expenses incurred by the Special Committee. The resolutions also authorized the Special Committee to work with its advisors to prepare resolutions for presentation to the disinterested directors of the Board, describing further the mandate of the Special Committee and giving the Special Committee such authority and powers as it deems necessary to protect the interests of the Company and its shareholders who are not affiliated with Wheatland.

On November 11, 2011, the Special Committee held a telephonic meeting where it discussed the qualifications of four attorneys identified as potential counsel to the Special Committee. On November 16, 2011 and November 21, 2011, Mr. Monroe and another Special Committee member held in-person interviews with potential counsel.

On November 23, 2011, the Special Committee held a telephonic meeting to review the results of in-person interviews with potential counsel. The Special Committee determined each of the potential counsel was independent of the parties and had no conflict of interest. After discussing the interviews, and based on relevant industry experience and overall reputation, the Special Committee voted unanimously to engage Weil Gotshal & Manges LLP (“Weil”) as counsel to the Special Committee. On December 7, 2011, the Special Committee signed a letter engaging Weil to represent the Special Committee on customary terms.

Wheatland determined to engage RBC Capital Markets, LLC (“RBC”) as financial advisor to Wheatland pursuant to the terms of an engagement letter with RBC dated November 29, 2011. Under the terms of the engagement letter, RBC is compensated based on a fixed engagement fee, without regard to whether a transaction involving the Wheatland assets is consummated.

On December 13, 2011, the Special Committee held an in-person meeting with representatives of Weil at which the members of the Special Committee were briefed regarding their basic duties and responsibilities, including a discussion of the fiduciary duties of the Special Committee members. Weil also informed the Special Committee members that it had completed additional diligence regarding the independence of the members of the Special Committee and found nothing that would disqualify any current Special Committee member from serving in such capacity as a result of his failure to be independent or disinterested. The Special Committee then reviewed the steps that would be involved in a possible acquisition of Wheatland or an alternative transaction. Finally, the Special Committee discussed potential financial advisors. As a result of their discussion, the Special Committee authorized Mr. Monroe and Mr. McCain to contact several financial advisors to invite them to make a presentation regarding their qualifications to serve as an advisor to the Special Committee.

On December 21, 2011, the Special Committee held a meeting and unanimously approved for submission to the disinterested members of the Company’s Board resolutions expanding the authority of the Special Committee in connection with a potential transaction with Wheatland. The resolutions granted the Special Committee authority, to the fullest extent permitted by law, to oversee, evaluate and negotiate the proposed transaction with Wheatland, to not pursue a transaction with Wheatland at all, or an alternative to the proposed transaction in each case, on behalf of the Company and its shareholders who are not affiliated with Wheatland. Additionally, the resolutions gave the Special Committee the authority to require any transaction entered into with Wheatland to be approved by the affirmative vote of a majority of the outstanding shares of Common Stock held by shareholders who are not affiliated with Wheatland and provided that the Company’s Board would not approve or recommend a proposed transaction with Wheatland, or any alternative to the proposed transaction, without the prior affirmative recommendation of the Special Committee. The resolutions also reaffirmed the power of the Special Committee to retain such advisors as it deems necessary or appropriate and to have its costs paid by the Company. On January 3, 2012, the Company’s Board, acting through its disinterested directors, approved such resolutions.

On December 26, 2011, Mr. Hume provided Mr. Monroe with estimates of certain year end production and acreage figures related to the Wheatland assets.

During the period from December 29, 2011 to January 3, 2012, Mr. Monroe and Mr. Hume determined to set a January 27, 2012 date for a presentation to the Special Committee by RBC and discussed the type of information likely to be included in RBC’s presentation. As part of this discussion, Mr. Monroe expressed his assumption to Mr. Hume that Wheatland would make a proposal to the Special Committee regarding the terms of an acquisition transaction at the January 27, 2012 meeting.

On January 10, 2012, the Special Committee held an in-person meeting during which three financial advisors made presentations to the Special Committee relating to such firm’s respective qualifications and relevant prior engagements. The Special Committee authorized Mr. McCain and Mr. Monroe to have follow-up discussions with two of the potential financial advisors and to provide the Special Committee with their recommendation as to which firm should be engaged and an engagement letter to be approved by the Special Committee. The Special Committee ultimately determined to engage Evercore as financial advisor to the Special Committee pursuant to an engagement letter with Evercore dated February 2, 2012. The Special Committee determined Evercore was independent of the parties and had no conflict of interest. Under the terms of the engagement letter, Evercore is compensated based on a fixed engagement fee, a fixed fee payable upon the delivery of an initial opinion and an additional fee payable upon the delivery of any second opinion requested by the Special Committee (in each case regardless of the conclusion reached in such opinions).

Prior to the RBC presentation to the Special Committee, Mr. Hume provided Mr. Monroe information regarding Wheatland’s 2010 year-end tax basis in its assets.

On January 22, 2012, Mr. Hume contacted Mr. Monroe to see if the RBC presentation to the Special Committee scheduled for January 27, 2012 could be moved to February 10, 2012. Mr. Hume informed Mr. Monroe that he had been advised by RBC that it would need additional time to evaluate the assets and prepare certain valuation metrics. After discussion, Mr. Hume and Mr. Monroe agreed that RBC would make its presentation on February 3, 2012.

On February 3, 2012, the Special Committee met to receive presentations regarding the proposed transaction from RBC and from Chris Haugen, the Company’s Vice President – Resource Development. In addition to the Special Committee, Mr. Hume and Mr. Eissenstat, the Company’s General Counsel and Senior Vice President, Evercore, and Weil also attended the meeting. At the meeting, RBC presented the Special Committee with its analysis of the value of the assets to be acquired pursuant to the proposed transaction, which included a basic net asset valuation and value determinations such as cash flow multiples and current production. RBC then answered the questions of the Special Committee regarding the approach taken and assumptions made in connection with its analysis. Based on all of the valuation methodologies utilized, RBC concluded that the value of the assets ranged from $350 million to $425 million. Following the presentations, Mr. Hume offered to sell the Wheatland assets to the Company for $385 million in Common Stock, with the per share value to be determined based on a 20 day trailing average price. He also indicated that, in the alternative, if the Company desired to purchase the Wheatland assets for cash, the offer would need to be considerably higher than $385 million to account for the tax implications to Wheatland. Mr. Hume and the RBC representatives then left the meeting. The Special Committee discussed the two alternative forms of consideration for the Wheatland assets and concluded that an offer of Common Stock would be in the best interests of the Company, if a transaction was pursued. The Special Committee then received a presentation from Mr. Haugen. The purpose of Mr. Haugen’s presentation was to educate the Special Committee regarding the approach taken by the Company in evaluating similar purchases from unaffiliated third parties and to discuss various quantitative and qualitative considerations involved in analyzing the Wheatland assets against those involved in previous third party transactions involving the Company. Mr. Haugen did not present the Special Committee with a value of the assets of Wheatland.

On February 13, 2012, Mr. Monroe contacted Mr. Hume and suggested a meeting on February 17, 2012 to discuss the proposed Wheatland transaction as a follow up to the Evercore presentation to the Special Committee scheduled for February 14, 2012.

On February 14, 2012, the Special Committee met to receive a presentation from Evercore with respect to its preliminary view on valuation of the Wheatland assets. Evercore discussed various methodologies being used to arrive at a valuation for the Wheatland assets, including a net asset valuation, peer group trading analysis and precedent transaction analysis. Evercore also discussed the Company’s tax profile, the proved, probable and possible reserve data for the Company and Wheatland (the “3P Report”), future drilling schedules and certain assumptions regarding tax attributes of the transaction. Evercore advised the Special Committee that near term capital expenditures in the 3P Report did not match public Company guidance and additional work needed to be performed on the scheduling of future wells to be drilled. Evercore agreed to work with the Company to obtain updated information. The Special Committee authorized Mr. Monroe to meet with Mr. Hamm and Mr. Hume and provide them a progress report on the activity of the Special Committee.

On February 17, 2012, Mr. Monroe met with Mr. Hamm and reviewed the methods being used to evaluate the Wheatland assets, including a comparative analysis with other Bakken packages evaluated by the Company and a net asset valuation analysis being completed by Evercore.

On February 19, 2012, Mr. Hume e-mailed Mr. Monroe to discuss certain aspects of the Wheatland assets he felt should be given weight by the Special Committee and Evercore in their analysis of comparable transactions and performance projections. In addition, he highlighted some key features of the Wheatland assets that he felt would be of particular benefit to the Company, including the value of the wells in progress. Mr. Hume also provided Mr. Monroe with a valuation of the Wheatland assets based on the Company’s valuation methodology, indicating a value for the Wheatland assets between $343 million and $381 million.

On February 20, 2012, the Special Committee met with Evercore to review the revised net asset valuation analysis utilizing the Company’s reserve data supporting its ten year forecasted drilling program. Evercore noted that the capital expenditures contained therein were consistent with the Company’s anticipated drilling activity. In addition, representatives of Evercore met separately with the Company’s independent petroleum engineer, Ryder Scott Company, L.P., and the Company’s Audit Committee, to review and discuss the Company’s reserve data. Evercore presented an updated presentation with respect to its preliminary view on valuation of the Wheatland assets and the Company’s Common Stock price utilizing the net asset valuation, trading comparables and precedent transaction methodologies. Following a discussion of the foregoing, Evercore advised the Special Committee that the net asset valuation analysis should be completed shortly.

Mr. Monroe proposed a meeting with Mr. Hume on February 21, 2012, for the purpose of discussing the items raised by Mr. Hume in his communication of February 19, 2012. In addition to discussing such items, Mr. Monroe and Mr. Hume discussed the use of a trailing average share price as a means of mitigating the impact of world events (particularly in the Middle East) on the per share price used to calculate the number of shares to be issued to Wheatland in connection with the proposed transaction. Mr. Hume stated that in light of the valuation provided to Mr. Monroe the previous week, the lowest transaction value he would accept for the Wheatland assets would be $340 million.

On February 27, 2012, the Special Committee met, with representatives of Evercore and Weil present, to discuss the potential Wheatland transaction. The Special Committee reviewed the methodology used by the Company to evaluate recent Bakken properties as presented to the Special Committee on February 3, 2012 and discussed the values of the proved developed producing reserves and in-progress wells owned by Wheatland. The Special Committee also reviewed a detailed analysis prepared by the Company at the request of Mr. Monroe of Wheatland’s net acres by prospect area within the Bakken Field with a range of current per net acre values contained therein. The Special Committee then analyzed the impact on the Company of assuming the tax basis in Wheatland’s assets based on the Company’s current tax profile. Evercore also discussed a preliminary net asset valuation for Wheatland. Evercore and the Special Committee discussed whether there were other potential Bakken packages available for purchase and concluded that no available alternatives existed similar to those available in connection with the proposed transaction. Additionally, the Special Committee concluded that the acquisition of Wheatland’s assets would not preclude acquisitions of other Bakken packages should they become available in the future.

Factors considered by the Special Committee in connection with its evaluation of the proposed transaction and the proposed terms thereof included the Special Committee’s view that the Wheatland assets presented an attractive opportunity for the Company to continue its commitment to acquiring assets in the Bakken Field, the Company’s familiarity with the Wheatland assets given its ownership interest in the same properties, the immediate availability of the assets, the accretive nature of the proposed transaction on measures such as production per share and proved reserves per share, and the ability to eliminate the ongoing affiliate relationship between the Company and Wheatland. Other factors considered by the Special Committee included the recent increases in the Company’s Common Stock price, the recent increases in crude oil prices and, because Wheatland’s assets are principally in the Bakken Field and principally comprised of crude oil, the likelihood of a correlation between changes in the Company’s Common Stock price and changes in the fair value of the Wheatland assets over the next few months. Following a discussion of the foregoing and in consultation with Evercore, the Special Committee authorized an offer of 3,900,000 shares of Company Common Stock for the Wheatland assets, which was determined based on an offer of $340 million divided by the 10 day trailing average of the stock price of the Company’s shares, at that time, and the Special Committee emphasized any transaction with Wheatland should include a termination right in favor of the Company that could be exercised at any time prior to the consummation thereof without payment of any fees or other penalty.

Following the Special Committee meeting, Mr. Monroe requested a call with Mr. Hamm and Mr. Hume, for the purpose of making an offer in connection with the acquisition of the Wheatland assets. During the call Mr. Monroe offered 3,900,000 shares of Common Stock for the Wheatland assets, on the basis of the parties entering into a mutually acceptable purchase and sale agreement and the Wheatland transaction receiving the affirmative vote of a majority of the outstanding shares of Common Stock held by shareholders who are not affiliated with Wheatland, and a termination right in favor of the Company without payment of any fees or other penalty.

On February 28, 2012, Mr. Hume contacted Mr. Monroe and rejected the offer made by Mr. Monroe on February 27, 2012. Mr. Hume restated his position that the minimum value he would accept for the Wheatland assets is $340 million and that his position with respect to the valuation of the Wheatland assets had not changed since his meeting with Mr. Monroe on February 21, 2012. Subsequent to this communication, Mr. Monroe and Mr. Hume had a conversation where they again reviewed the differences in their respective positions and the analysis supporting their respective views as to price. Mr. Hume stated that he wanted 4,000,000 shares of Common Stock for the Wheatland assets, noting the price of the Common Stock had increased significantly since Mr. Hume’s initial proposal on February 3, 2012. Mr. Monroe suggested the parties consider using a range of shares with, for example, 4,000,000 shares being the maximum and 3,900,000 shares being the minimum, determined by the average of the daily closing prices of the Common Stock prior to the closing date. On February 29, 2012, Mr. Hume advised Mr. Monroe he would accept a minimum of 3,900,000 shares, with the caveat that the share amount would be re-determined at the closing of the transaction using the target value of $340 million and a 20-day trailing average share price, with a floor at 3,900,000 shares and ceiling at 4,250,000 shares.

On February, 29, 2012, Mr. Monroe contacted Mr. Hume and advised him the Special Committee and Evercore would meet to consider the terms that had been offered by Mr. Hume.

The Special Committee and Evercore met on the afternoon of February 29, 2012 to consider the terms communicated by Mr. Hume on February 28, 2012. Mr. Monroe provided the Special Committee with the details of his discussions with Mr. Hume and the proposed terms that would be acceptable to Wheatland. The Special Committee discussed the various proposals and discussed with Evercore its analysis of the valuation of the Wheatland assets, their impact on the Company’s future performance and the various scenarios implicated by using the per share price floor and ceiling proposed by Mr. Hume. The Special Committee again discussed the importance of the Company’s termination right in connection with the share price collar and the protection that it affords the Company in the event of a material change in the Company’s share price. The Special Committee unanimously agreed to offer Wheatland $340 million of Common Stock, with the per share value to be determined using a 20-day trailing average share price prior to the Company’s shareholder meeting, with a floor of 3,900,000 shares and a ceiling of 4,250,000 shares.

After the meeting of the Special Committee and Evercore on February 29, 2012, Mr. Monroe called Mr. Hume, and indicated the Special Committee had determined it could accept the terms outlined by Mr. Hume earlier that day.

Thereafter, a draft of the Purchase and Sale Agreement initially prepared by Latham & Watkins LLP (“Latham”), counsel to the Company, was delivered to Burleson LLP (“Burleson”), counsel to Wheatland, based on the terms and conditions approved by the Special Committee.

Following the distribution of the Purchase and Sale Agreement by Latham, Latham and Weil met with Burleson telephonically on multiple occasions to negotiate a mutually agreeable Purchase and Sale Agreement, which discussions involved, among other things, negotiations related to the treatment of certain defects and benefits to title to the Assets, the addition of the shareholders of Wheatland as parties to the Purchase and Sale Agreement, the indemnification to be provided by such shareholders to the Company, and certain adjustments to the purchase price that would occur prior to and after the closing of the contemplated transaction.

On March 19, 2012, the Special Committee met to discuss the progress of the contemplated transaction and current state of the Purchase and Sale Agreement. Mr. Monroe and Weil discussed with the Special Committee the negotiations between the parties and the current open issues that would need to be resolved for the Special Committee to be able to recommend the Purchase and Sale Agreement to the disinterested members of the Board for approval. The Special Committee also discussed the condition that the proposed transaction receive the affirmative vote of a majority of the outstanding shares of Common Stock held by shareholders who are not affiliated with Wheatland. After discussion, the Special Committee authorized Mr. Monroe to act as lead negotiator on behalf of the Special Committee to continue the negotiations with counsel and Wheatland.

On March 22, 2012, Mr. Eissenstat and representatives of Weil and Burleson met telephonically to review the current draft of the Purchase and Sale Agreement. Each party conveyed its position on the current terms of the Purchase and Sale Agreement and agreed to meet with their respective clients to discuss the open issues that could not be resolved, which included, among other things, certain representations to be made by the shareholders of Wheatland, how recently discovered increases in Wheatland’s ownership interests in certain of the Assets would be treated and a discussion on appropriate deductibles for title adjustments.

During the period from March 23, 2012 through March 26, 2012, Mr. Monroe and Mr. Hume exchanged communications on numerous occasions to discuss resolution of the remaining issues in the Purchase and Sale Agreement. Mr. Monroe and Mr. Hume discussed how subsequent increases in Wheatland’s interests in the Assets would adjust the purchase price, if at all, and how certain costs would be handled for wells that were subsequently identified but which had not been included in the Company’s initial evaluation. Mr. Monroe and Mr. Hume agreed any title defects discovered in the Assets and any title benefits, to the extent they existed as of January 1, 2012, would offset and, to the extent the aggregate net amount of the benefits or defects exceeded the deductible in the Purchase and Sale Agreement, such amount would increase or decrease, as applicable, the purchase price at closing. Mr. Monroe and Mr. Hume further agreed the Company would reimburse Wheatland for pre-Effective Time drilling and completion costs for certain wells that had been identified that were not included in the Company’s initial evaluation, but such wells would have no allocated value under the Purchase and Sale Agreement and any additional wells discovered would be conveyed to the Company but would not be subject to cost reimbursement.

Based on the resolution of the issues between Mr. Monroe and Mr. Hume described above, on March 26, 2012, Weil distributed a revised draft of the Purchase and Sale Agreement to Burleson. Following its review, Burleson and Weil discussed the less significant issues remaining and, upon resolution thereof, Burleson responded to Weil that Wheatland was agreeable to entering into the current form of the Purchase and Sale Agreement.

On, March 26, 2012, the Special Committee met telephonically to consider the terms of the Purchase and Sale Agreement submitted to the Special Committee by Weil prior to the meeting. Representatives of Weil and Evercore also participated in the teleconference. Mr. Monroe discussed with the other members of the Special Committee the changes and compromises that had been reached between the parties subsequent to the March 19, 2012 meeting. Following this discussion, representatives from Evercore presented materials to the Special Committee that detailed the analysis undertaken by Evercore in determining whether, in its opinion, the proposed transaction was fair to the Company from a financial point of view. The Special Committee discussed the materials provided by Evercore and several of the assumptions being made by Evercore with respect to the valuation of the Wheatland Assets. Evercore’s analyses, which are further discussed and described starting on page 65 of this proxy statement, included (i) a net asset valuation, which implied a net asset value range for Wheatland of $166.9 million to $619 million and an implied consideration range of 3.77 million to 9.86 million shares of the Company’s Common Stock (in each case, depending upon different oil and gas pricing scenarios), (ii) a peer group trading analysis, which implied an asset value range for Wheatland of $325 million to $425 million and an implied consideration range of 3.42 million to 5.67 million shares of the Company’s Common Stock and (iii) a precedent M&A transactions analysis, which implied an asset value range for Wheatland of $300 million to $450 million and an implied consideration range of 3.00 million to 7.50 million shares of the

Company’s Common Stock. Evercore then orally provided its fairness opinion to the effect that the consideration to be paid by the Company to Wheatland pursuant to the transaction was fair, from a financial point of view, to the Company and agreed to submit the formal written opinion to the Special Committee the following day. The members of the Special Committee considered the information presented at the meeting and at prior meetings and, by unanimous vote, agreed to submit the Purchase and Sale Agreement to the Board for approval.

On March 27, 2012, the disinterested members of the Board met telephonically to consider the recommendation of the Special Committee to approve the Purchase and Sale Agreement. Also attending the meeting was Mr. Eissenstat. Mr. Monroe outlined the work performed by the Special Committee and its financial advisors and legal counsel to consider, review, evaluate and analyze the proposed transaction with Wheatland and to negotiate the terms and conditions of the Purchase and Sale Agreement. Mr. Eissenstat presented a summary of the principal terms of the Purchase and Sale Agreement, including a termination right in favor of the Company that can be exercised at any time prior to closing. After discussion and questions, Mr. Eissenstat left the meeting. Mr. Monroe then reviewed the vote required under the terms of the Purchase and Sale Agreement and the fairness opinion received from Evercore. After discussions and questions, the disinterested members of the Board unanimously approved the Purchase and Sale Agreement and determined the Purchase and Sale Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its minority shareholders.

Reasons for the Acquisition; Recommendation of the Disinterested Members of the Board

Based on the recommendation of the Special Committee, the disinterested members of our Board unanimously recommend our shareholders vote “FOR” Proposal 3.

In reaching its decision to recommend approval of the transaction to the disinterested members of the Board, the Special Committee considered a number of factors, including, but not limited to:

•

Since May 2011, the Company has made three property acquisitions for a total of approximately $438 million to acquire approximately 46,900 additional net acres and producing crude oil and natural gas properties in the Bakken Field and the Special Committee viewed the acquisition of the Wheatland Assets as a readily-available opportunity to further the Company’s strategic objective to consolidate and obtain additional acreage and production in the oil rich Bakken Field and to expand its participation in future drilling in this area and increase current reserves and production.

•

The Special Committee also believed the acquisition of the Wheatland Assets to be unique in that it could increase its working interest in producing properties in which it already holds an interest and its working interest in over 4,800 potential future drilling locations.

•

The Special Committee further believed the 17 MMBoe of proven reserves and the cash flow associated with 2,500 Boe per day of incremental production could be added. Its concurrent ownership in the subject leases and wells, the majority of which it operates, would also allow the Company to increase acreage and production in this area without the related costs of additional employees or significant additional administrative expense.

•	Additionally, the Special Committee concluded the transaction did not preclude the Company from considering any other acquisition or Bakken related transaction that may become available in the future.

•	Finally, in addition to increasing its working interest in these properties, the transaction would allow the Company to eliminate the ongoing affiliate arrangement between the Company and Wheatland.

On March 26, 2012, the Special Committee also received from Evercore an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 26, 2012, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the transaction consideration was fair, from a financial point of view, to us.

The Special Committee also considered the factors described in “— Certain Effects of Proposal 3” below. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, the Special Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to recommend the approval of the Acquisition to the disinterested members of the Board. In addition, individual members of the Special Committee may have given differing weights to different factors.

For these reasons, the Special Committee unanimously recommended approval of the transaction to the disinterested members of our Board and the disinterested members of our Board unanimously recommended the shareholders approve the Wheatland Proposal.

Mr. Hamm was not present at the meeting where the Board approved the proposed transaction with Wheatland.

Opinion of Evercore to the Special Committee

In connection with the transaction, the Special Committee retained Evercore to act as a financial advisor to the Special Committee in connection with evaluating a potential transaction with Wheatland. On March 26, 2012, at a meeting of the Special Committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated as of March 26, 2012, that, as of March 26, 2012 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid by the Company to Wheatland pursuant to the transaction was fair, from a financial point of view, to the Company.

The full text of the written opinion of Evercore, dated as of March 26, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex A to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the consideration to be paid by the Company to Wheatland from a financial point of view, and did not address any other aspects or implications of the transaction. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the transaction, including as to how any holder of Common Stock should act or vote in respect of the transaction. Evercore’s opinion does not address the relative merits of the transaction as compared to any other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transaction. Finally, Evercore did not express any opinion as to the price at which Common Stock will trade at any time.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to Wheatland and the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Wheatland and the Company prepared and furnished to Evercore by management of the Company;

•	reviewed certain non-public projected operating data relating to Wheatland and the Company prepared and furnished to Evercore by management of the Company;

•

discussed past and current operations, financial projections and current financial condition of Wheatland and the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

•

reviewed and discussed with the Company’s management a report prepared by the Company of its proved and non-proved reserves and, by derivation thereof given common ownership in certain of the Company’s assets, Wheatland (the “Reserve Report”);

•	reviewed the reported prices and the historical trading activity of the Common Stock;

•	compared the financial performance of Wheatland and the Company and the Company’s stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of Wheatland and the Company and the valuation multiples relating to the transaction with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the Purchase and Sale Agreement dated March 26, 2012; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial and operating data relating to the Company and Wheatland prepared by the management of the Company, Evercore assumed, based on the advice of the Company, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial and operating performance of the Company, Wheatland and certain of their respective affiliates. Evercore relied on the projections prepared by the management of the Company with respect to projected financial and operating data of the Company, Wheatland and certain of their respective affiliates. Evercore expressed no view as to such financial and operating data, or as to the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the executed Purchase and Sale Agreement was substantially the same as the draft dated March 26, 2012 and reviewed by Evercore and the Special Committee confirmed to Evercore that no material modification had been made to such draft after such date, that the representations and warranties of each party contained in the purchase and sale agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the purchase and sale agreement, and that all conditions to the consummation of the transaction will be satisfied without any material modification or waiver thereof. Evercore further assumed that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company, Wheatland or any of their respective affiliates since the date of the most recent financial statements provided to Evercore. Finally, Evercore assumed that all governmental, regulatory and other consents, approvals and releases necessary for the consummation of the transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, Wheatland or the consummation of the transaction or materially reduce the benefits of the transaction to the Company.

Evercore did not make or assume any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of the Company, Wheatland or any of their respective affiliates and, except for the Reserve Report, Evercore was not furnished with any such valuation or appraisal. Evercore did not evaluate the solvency or fair value of the Company, Wheatland or any of their respective affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Evercore assumed that the outcome of any current and pending litigation affecting the Company or Wheatland would not be material to Evercore’s analysis. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion, except as may be requested by the Special Committee pursuant to the terms of the engagement letter between Evercore and the Special Committee.

Evercore was not asked to opine upon, and expressed no opinion with respect to, any matter other than the fairness of the consideration, from a financial point of view, to the Company. Evercore did not express any view on, and its opinion did not address, any other term or aspect of the purchase and sale agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the purchase and sale agreement or entered into or amended in connection with the transaction. Evercore’s opinion did not constitute a recommendation as to how any holder of Common Stock should act or, if applicable, vote in respect of the issuance of Common Stock. Evercore expressed no opinion as to the price at which Common Stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed, with the Company’s consent, the accuracy and completeness of assessments by the Company with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed and reviewed by Evercore with the Special Committee on March 26, 2012 in connection with rendering its oral opinion and the preparation of its written opinion letter dated March 26, 2012. Each analysis was provided to the Special Committee. The following summary, however, does not purport to be a complete description of the analyses performed and reviewed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing prices for the Common Stock) that existed on March 23, 2012, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Valuation of Wheatland

Net Asset Value Analyses

Evercore calculated the net present value of estimates of future after-tax cash flows based on the Reserve Report projections provided by the Company described above. Evercore evaluated four scenarios in which the principal variables were oil and gas prices. The four pricing scenarios were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub natural gas. One scenario was based on the annual average of oil and gas futures contract prices quoted on the New York Mercantile Exchange for five years and escalated at 2.5% thereafter. Benchmark prices for the other three scenarios were projected to be $90.00, $110.00, and $130.00 per barrel of oil and $3.00, $4.00, and $5.00 per million British thermal units for gas. Applying various after-tax discount rates ranging from 8.0% to 30.0%, depending on reserve category, to the after-tax cash flows of the proved and non-proved reserve estimates, and adjusting for the present value of future estimated general and administrative expenses, Evercore calculated the following implied net asset values for Wheatland:

	Five Year Strip		$130 Oil & $5.00 Gas		$110 Oil & $4.00 Gas		$90 Oil & $3.00 Gas
	Min	Max	Min	Max	Min	Max	Min	Max
Implied Net Asset Value ($ MM)	$281.9	$437.6	$431.6	$619.0	$298.2	$437.0	$166.9	$255.1

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of Wheatland by reviewing the market values and trading multiples of the following four publicly traded companies that Evercore deemed comparable to Wheatland:

•	Kodiak Oil & Gas Corp.

•	Northern Oil & Gas, Inc.

•	Oasis Petroleum Inc.

•	Whiting Petroleum Corporation

Although the peer group was compared to Wheatland for purposes of this analysis, no company used in the peer group analysis is identical to Wheatland. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group companies, Evercore calculated the following trading multiples:

•

Enterprise Value/2012E EBITDAX, which is defined as market value of equity, plus debt and preferred stock, less cash (“Enterprise Value”), divided by estimated earnings before interest, taxes, depreciation and amortization, and exploration expense (“EBITDAX”) for the calendar year 2012;

•	Enterprise Value/2013E EBITDAX, which is defined as Enterprise Value divided by estimated EBITDAX for the calendar year 2013;

•	Enterprise Value/Proved Reserves, which is defined as Enterprise Value divided by proved reserves as of December 31, 2011;

•	Enterprise Value/2012E Production, which is defined as Enterprise Value divided by projected average daily 2012 production; and

•	Enterprise Value/2013E Production, which is defined as Enterprise Value divided by projected average daily 2013 production.

The maximum, minimum, mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of Wheatland.

Benchmark	Max	Min	Mean	Median
EV/2012E EBITDAX	7.8x	5.3x	6.6x	6.7x
EV/2013E EBITDAX	5.0x	4.4x	4.7x	4.6x
EV/Proved Reserves ($/boe)	$67.21	$23.24	$40.53	$35.84
EV/2012E Production ($/boed)	$172,399	$100,835	$141,329	$146,041
EV/2013E Production ($/boed)	$114,238	$90,557	$101,192	$99,987

Benchmark	Reference Range	Implied Wheatland Value Range ($ MM)
EV/2012E EBITDAX	5.5x – 6.5x	$416 – $491
EV/2013E EBITDAX	4.0x – 5.0x	$380 – $476
EV/Proved Reserves ($/boe)	$30.00 – $40.00	$314 – $418
EV/2012E Production ($/boed)	$100,000 – $145,000	$275 – $399
EV/2013E Production ($/boed)	$95,000 – $115,000	$325 – $393

Evercore applied the relevant multiples to Wheatland’s 2012 and 2013 estimated EBITDAX, proved reserves, and 2012 and 2013 average daily production to determine an implied asset value range of $325 million to $425 million.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for oil and gas property transactions announced between January 2010 and March 2012 and selected 16 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of Wheatland, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to Wheatland. Evercore applied relevant transaction multiples ranging from $25.00 to $35.00 per barrel of oil equivalent of proved reserves, $150,000 to $200,000 per average daily produced barrel of oil equivalent, and $7,500 to $12,000 per net acre to determine an implied asset value range of $300 million to $450 million.

Company Valuation Analysis

Historical Stock Price Performance

Evercore reviewed certain data with regard to the historical trading price of the Company’s Common Stock. During the two-year period ended March 23, 2012, the Common Stock traded at a low of $37.35, a high of $94.93, an average of $58.92, a median of $58.86 and had a closing price of $88.26 on March 23, 2012. Evercore also reviewed the average share price of Common Stock for the 20 day, 3 month, 6 month and last 12 month periods. For each of these periods, the average closing price per share of Common Stock was $89.05, $81.31, $71.36, and $66.82, respectively.

Net Asset Valuation Analysis

Evercore calculated the net present value of estimates of future after-tax cash flows based on the Reserve Report projections provided by the Company described above. Evercore evaluated four scenarios in which the principal variables were oil and gas prices. The four pricing scenarios were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub natural gas. One scenario was based on the annual average of oil and gas futures contract prices quoted on the New York Mercantile Exchange for five years and escalated at 2.5% thereafter. Benchmark prices for the other three scenarios were projected to be $90.00, $110.00, and $130.00 per barrel of oil and $3.00, $4.00, and $5.00 per million British thermal units for gas. Applying various after-tax discount rates ranging from 8.0% to 30.0% depending on reserve category to the after-tax cash flows of the proved and non-proved reserve estimates, and adjusting for the present value of future estimated general and administrative expenses, the estimated mark-to-market on the Company’s existing commodity hedges, the purchase price of the acquisition of similar assets recently completed by the Company, and for net debt as of December 31, 2011, Evercore calculated the following implied equity value ranges per share of the Company for each pricing case:

	Five Year Strip		$130 Oil & $5.00 Gas		$110 Oil & $4.00 Gas		$90 Oil & $3.00 Gas
	Min	Max	Min	Max	Min	Max	Min	Max
Implied Equity Value per Share	$47.93	$74.77	$74.47	$106.68	$50.44	$73.95	$25.88	$40.66

The after-tax net asset valuation ranges for Wheatland calculated above were then divided by implied equity value ranges per share of the Common Stock to calculate the following implied range of shares of the Company’s Common Stock based upon the valuation ranges for Wheatland:

	Five Year Strip		$130 Oil & $5.00 Gas		$110 Oil & $4.00 Gas		$90 Oil & $3.00 Gas
	Min	Max	Min	Max	Min	Max	Min	Max
Implied Number of Shares of Company Common Stock (MM)	3.77	9.13	4.05	8.31	4.03	8.66	4.10	9.86

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of the Company by reviewing the market values and trading multiples of the following six publicly traded companies that Evercore deemed comparable to the Company:

•	Concho Resources Inc.

•	Kodiak Oil & Gas Corp.

•	Oasis Petroleum Inc.

•	Pioneer Natural Resources Company

•	Range Resources Corporation

•	Whiting Petroleum Corporation

Although the peer group was compared to the Company for purposes of this analysis, no company used in the peer group analysis is identical to the Company. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group companies, Evercore calculated the following trading multiples:

•	Enterprise Value/2012E EBITDAX;

•	Enterprise Value/2013E EBITDAX;

•

Price/2012E Cash Flow per share, which is defined as the closing share price as of March 23, 2012 (“Price”) divided by estimated cash flow from operations (“Cash Flow”) per share for the calendar year 2012;

•	Price/2013E Cash Flow per share, which is defined as Price divided by estimated Cash Flow per share for the calendar year 2013;

•	Enterprise Value/Proved Reserves;

•	Enterprise Value/Current production; and

•	Enterprise Value/2012E production

The high, low, mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the Company.

Benchmark	High	Low	Mean	Median
EV/2012E EBITDAX	11.8x	5.3x	7.8x	7.5x
EV/2013E EBITDAX	9.1x	4.6x	5.8x	5.1x
EV/2012E Cash Flow per Share	11.4x	4.7x	7.3x	7.0x
EV/2013E Cash Flow per Share	8.6x	4.1x	5.4x	4.9x
EV/Proved Reserves ($/boe)	$67.21	$13.78	$31.80	$27.80
EV/Current Production ($/boed)	$231,754	$107,784	$158,157	$144,787
EV/2012E Production ($/boed)	$172,399	$95,825	$130,220	$128,526

Benchmark	Reference Range	Implied Equity Value Per Share
EV/2012E EBITDAX	8.0x – 10.0x	$66.35 – $84.98
EV/2013E EBITDAX	6.5x – 8.5x	$67.54 – $90.83
EV/2012E Cash Flow per Share	8.0x – 10.0x	$69.43 – $86.79
EV/2013E Cash Flow per Share	6.0x – 8.0x	$66.60 –$88.80
EV/Proved Reserves ($/boe)	$30.00 – $40.00	$76.06 – $104.14
EV/2012E Production ($/boed)	$200,000 – $230,000	$76.08 – $88.72
EV/2012E Production ($/boed)	$150,000 – $170,000	$62.59 – $72.03

Evercore applied the relevant multiples to the Company’s 2012 and 2013 estimated EBITDAX and Cash Flow per share, proved reserves, and 2012 and 2013 estimated average daily production, and adjusted for net debt, where appropriate, to determine an implied equity value range of $75 to $95 per share.

The implied equity value range per share of the Company and the implied asset value range for Wheatland were then used to calculate an implied consideration range of 3.42 to 5.67 million shares of the Company’s

Common Stock. The low end of the implied consideration range is calculated by dividing the low end of the Wheatland asset value range by the high end of the Company implied equity value range. The high end of the implied consideration range is calculated by dividing the high end of the Wheatland asset value range by the low end of the Company implied equity value range.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for oil and gas asset transactions announced between August 2009 and March 2012 and selected 31 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of the Company, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the Company. Evercore applied relevant transaction multiples ranging from $13.00 to $40.00 per barrel of oil equivalent of proved reserves, $80,000 to $275,000 per average daily produced barrel of oil equivalent, and $3,000 to $5,000 per net acre to calculate equity value ranges share of the Company. Evercore selected from these equity value per share ranges an implied equity value range of $60.00 to $83.00 per share.

Evercore also reviewed selected publicly available information for oil and gas corporate transactions announced between January 2006 and March 2012 and selected 16 transactions involving companies that Evercore deemed to have certain characteristics that are similar to those of the Company, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the Company. Evercore applied relevant transaction multiples ranging from $25.00 to $40.00 per barrel of oil equivalent of proved reserves, $150,000 to $170,000 per average daily produced barrel of oil equivalent, and 8.5x to 12.0x the forward year EBITDAX to calculate equity value ranges share of the Company. Evercore selected from these equity value per share ranges an implied equity value range of $70.00 to $100.00 per share.

The implied equity value range per share of the Company and the implied asset value range for Wheatland were then used to calculate an implied consideration range of 3.00 to 7.50 million shares of the Company. The low end of the implied consideration range is calculated by dividing the low end of the Wheatland asset value range by the high end of the Company’s implied equity value range. The high end of the implied consideration range is calculated by dividing the high end of the Wheatland asset value range by the low end of the Company’s implied equity value range.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Special Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the common stock or asset value, as the case may be, of the Company or Wheatland. No company used in the above analyses as a comparison is directly comparable to the Company or Wheatland, and no transaction used is directly comparable to the transaction. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, Wheatland and their respective advisors.

Evercore prepared these analyses solely for the information and benefit of the Special Committee and for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant to the Purchase and Sale Agreement to Wheatland. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Under the terms of Evercore’s engagement letter with the Special Committee and the Company, the Company has agreed to pay Evercore customary fees for its services in connection with its engagement. In addition, the Company has agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, parties officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement.

Evercore or its affiliates may, in the ordinary course of business, actively trade equity, debt or other securities, or related derivative securities, or other financial instruments, including bank loans and other obligations, of the Company or any of its respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The Special Committee engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Regulatory and Other Approvals

Neither we nor Wheatland are aware of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, which would be required to consummate the Acquisition.

Certain Effects of Proposal 3

While the disinterested members of our Board and the Special Committee believe the Wheatland Proposal is advisable and in the best interests of the Company and our shareholders, you should consider the following factors, together with the other information included in this proxy statement, in evaluating this proposal.

Substantial Shareholder. If our shareholders approve the Wheatland Issuance, we will issue shares of our Common Stock to the shareholders of Wheatland. These shares will be issued to the Hamm Revocable Trust and Mr. Hume, pro rata, based on their ownership of Wheatland’s shares. The actual number of shares of Common Stock to be issued will be determined as described above under “Purchase Price.” Based on an Unadjusted Purchase Price of $340 million and a closing sales price of our Common Stock on the New York Stock Exchange on the record date for the Annual Meeting of $[—], we would issue [—] shares of Common Stock under the Purchase and Sale Agreement, of which [—] shares would be issued to the Hamm Revocable Trust and [—] shares would be issued to Mr. Hume. These additional shares would increase Mr. Hamm’s beneficial ownership of our

Common Stock to approximately             % of the issued and outstanding shares of our Common Stock and Mr. Hume’s beneficial ownership of our Common Stock to approximately             % of the issued and outstanding shares of our Common Stock, in each case immediately after such issuance. As a controlling shareholder, Mr. Hamm will continue to have the ability to significantly influence matters submitted to our shareholders for a vote.

Mr. Bert Mackie serves as co-trustee of two irrevocable trusts established for the benefit of the children of Mr. Hamm, our Chairman and Chief Executive Officer. Mr. Mackie and Jane Elizabeth Hamm are co-trustees of the Harold Hamm HJ Trust, an irrevocable trust. Mr. Mackie and H. Thomas Hamm are co-trustees of the Harold Hamm DST Trust, an irrevocable trust. As of January 19, 2012, these trusts held 14,687,501 shares of Common Stock, representing approximately 8.1% of the issued and outstanding shares of Common Stock as of such date. Mr. Hamm does not possess any voting or investment power with respect to the these shares. Accordingly, the trustees will vote the shares of Common Stock held in the irrevocable trusts for the benefit of the children of Mr. Hamm as they determine appropriate in accordance with the terms of the relevant trust agreements.

Possible Effect on Market Price. Upon completion of the Acquisition, we will enter into the Registration Rights Agreement with the Hamm Revocable Trust and Mr. Hume. The agreement provides for registration rights, including shelf registration rights and “piggy-back” registration rights. These registration rights will facilitate the resale of the shares of our Common Stock into the public market and, if the Hamm Revocable Trust or Mr. Hume sell shares, increase the number of shares of Common Stock available for public trading. If the Hamm Revocable Trust or Mr. Hume sell the shares of our Common Stock issued pursuant to the Wheatland Issuance, it may create a market overhang that exerts downward pressure on the market price of our Common Stock.

Consequences of Not Obtaining Shareholder Approval of the Proposal

A condition to the completion of the Acquisition is the approval by our shareholders of the Wheatland Issuance as provided in the Purchase and Sale Agreement. The Purchase and Sale Agreement provides that the Wheatland Proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting. It also provides that the total vote cast on the Wheatland Proposal represent over fifty percent (50%) in interest of all securities entitled to vote on such proposal. In addition to the NYSE vote requirement, the Purchase and Sale Agreement requires the affirmative vote of a majority of the issued and outstanding shares held by shareholders other than members of the Company’s Board, the Company’s executive officers, Mr. Hamm and his affiliates, and Mr. Hume and his affiliates. If our shareholders do not approve the issuance of such shares as provided herein, then the transaction contemplated by the Purchase and Sale Agreement will not be consummated and the Purchase and Sale Agreement will be terminated without the payment of fees by any party.

Appraisal Rights

Our shareholders will not have appraisal rights in connection with the Wheatland Issuance.

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report to Shareholders for the year ended December 31, 2011, including audited financial statements, accompanies this proxy statement. The Annual Report is not incorporated by reference into this proxy statement or deemed to be a part of the materials for the solicitation of proxies.

Copies of the exhibits omitted from the enclosed Annual Report on Form 10-K are available to shareholders without charge upon written request to our Secretary at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

SHAREHOLDERS SHARING THE SAME ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement, annual report or Notice of Internet Availability may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our annual report, proxy statement and/or Notice of Internet Availability to you if you call or write us at the following address or phone number. Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Secretary, (405) 234-9000. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, shareholders approved a non-binding proposal to hold an advisory vote on the compensation of our named executive officers on a triennial basis. Accordingly, it is anticipated the next such advisory vote will take place at the 2014 Annual Meeting of Shareholders.

PROPOSALS OF SHAREHOLDERS

The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws a matter can properly be brought before an annual meeting by a shareholder of the Company who is a shareholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing shareholder must give timely notice of his proposal in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 20 N. Broadway, Oklahoma City, Oklahoma 73102 not later than ninety (90) days or more than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the Company, provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. A shareholder’s notice to the Secretary shall set forth as to each matter (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be included in our proxy statement relating to the 2013 Annual Meeting must be received no later than January     , 2013. For a proposal to be considered for presentation at the 2013 Annual Meeting, although not included in the proxy statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2013 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2013 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2013 Annual Meeting.

OTHER MATTERS

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information we incorporate by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding information deemed to be furnished and not filed with the SEC) after the date of this proxy statement. The documents we incorporate by reference are (file no. 001-32886):

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	the description of our Common Stock set forth in the registration statement on Form 8-A filed with the SEC on May 19, 2006; and

•	our Current Report on Form 8-K filed with the SEC on April 2, 2012.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this proxy statement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this proxy statement incorporates. You may request copies by visiting our website at www.clr.com, or by writing or telephoning us at the following address:

Continental Resources, Inc.

Attn: Secretary

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

Any statement contained in a document incorporated or considered to be incorporated by reference in this proxy statement shall be considered to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this proxy statement.

ANNEX A

March 26, 2012

Mr. Mark Monroe, Chairman

The Special Committee of the Board of Directors of

Continental Resources, Inc.

302 N. Independence, Suite 1500

Enid, Oklahoma 73701

Members of the Special Committee:

We understand that Continental Resources, Inc., an Oklahoma corporation (the “Company”), proposes to enter into a Purchase and Sale Agreement, dated as of the date hereof (the “Agreement”), with Wheatland Oil Inc., an Oklahoma corporation (“Wheatland”) pursuant to which the Company will acquire all of the assets of Wheatland and assume the Assumed Purchaser Obligations (the “Transaction”) in exchange for shares of common stock, par value $0.01 per share, of the Company (“Purchaser Common Stock”) equating to (a) $340 million, as the same may be adjusted pursuant to the Agreement (the “Purchase Price”), divided by (b) the volume weighted average (rounded to two decimal places) of the daily sale prices of Purchaser Common Stock for the twenty consecutive trading days ending on and including the date that is ten Business Days prior to the Company’s special meeting of the shareholders to vote on the Transaction (the “Closing Share Price”); provided that if the Closing Share Price is (i) equal to or less than $80.00, the Closing Share Price will be $80.00 and (ii) equal to or greater than $87.18, the Closing Share Price shall be deemed to be $87.18. The quotient obtained by dividing the Purchase Price by the Closing Share Price will yield the number of shares of Purchaser Common Stock issued to Wheatland as consideration (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement and the summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement. Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has asked us whether, in our opinion, the Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Wheatland and the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Wheatland and the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public projected financial data relating to Wheatland and the Company under alternative business assumptions prepared and furnished to us by management of the Company;

(iv)	reviewed certain non-public projected operating data relating to Wheatland and the Company prepared and furnished to us by management of the Company;

(v)	discussed past and current operations, financial projections and current financial condition of Wheatland and the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

Letter to Mr. Mark Monroe

March 26, 2012

(vi)	reviewed and discussed a report regarding the Company’s proved and non-proved reserves and, by derivation thereof given common ownership in certain of the Company’s assets, Wheatland (the “Reserve Report”) prepared by the Company with Company management;

(vii)	reviewed the reported prices and the historical trading activity of the Purchaser Common Stock;

(viii)	compared the financial performance of Wheatland and the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)	compared the financial performance of Wheatland and the Company and the valuation multiples relating to the Transaction with those of certain other transactions that we deemed relevant;

(x)	reviewed a draft of the Agreement dated March 26, 2012;

(xi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to Wheatland and the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and Wheatland under the alternative business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or Wheatland or the assumptions on which they are based. We have assumed that the Reserve Report is a reasonable basis upon which to evaluate the proved and non-proved reserves of the Company and, by derivation thereof, Wheatland.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals (other than the Reserve Report), nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion, except as may be requested by the Special Committee pursuant to the terms of our engagement letter.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Consideration, from a financial point of view, to the Company. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the transactions contemplated

Letter to Mr. Mark Monroe

March 26, 2012

thereby, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the Transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Special Committee, the Board of Directors or to any other persons in respect of the Transaction, including as to how any holder of shares of Purchaser Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Wheatland or the Company pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and solely for the information and benefit of, the Special Committee in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Transaction and as otherwise agreed to with the Special Committee; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company.

Very truly yours,

EVERCORE GROUP L.L.C.

Timothy Carlson Senior Managing Director

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

June 14, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at https://materials.proxyvote.com/212015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20333000000000000000 6

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of Grant Thornton LLP as independent registered public accounting firm.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Lon McCain O Mark E. Monroe O Edward T. Schafer

3.           Approve issuance of shares of common stock pursuant to the terms and conditions of a Reorganization and Purchase and Sale Agreement, dated as of March 27, 2012 (the “Agreement”), in accordance with Section 312.03(b) of the New York Stock Exchange Listed Company Manual and the requirements of the Agreement.

					☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

June 14, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at https://materials.proxyvote.com/212015

i Please detach along perforated line and mail in the envelope provided. IF you are not voting via the Internet.i

¢ 20333000000000000000 6

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of Grant Thornton LLP as independent registered public accounting firm.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Lon McCain O Mark E. Monroe O Edward T. Schafer

3.           Approve issuance of shares of common stock pursuant to the terms and conditions of a Reorganization and Purchase and Sale Agreement, dated as of March 27, 2012 (the “Agreement”), in accordance with Section 312.03(b) of the New York Stock Exchange Listed Company Manual and the requirements of the Agreement.

					☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

The undersigned hereby appoints Eric Eissenstat and John Hart, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Continental Resources, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on June 14, 2012, or any reconvention thereof.

(Continued and to be signed on the reverse side)

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